Exhibit (a)(1)

eLoyalty Corporation

Offer to Exchange Certain Outstanding Options

for Shares of Restricted Stock

The Offer and Withdrawal Rights

Expire at 5:00 P.M., Central Time,
On November 9, 2001, Unless the Offer Is Extended

October 12, 2001

      eLoyalty Corporation is offering its eligible employees the opportunity to exchange certain outstanding non-statutory stock options for restricted shares of eLoyalty common stock, which we refer to as “restricted stock.” Shares of our common stock that are subject to options that are eligible for exchange will be exchanged for shares of restricted stock on a one-for-one basis, subject to elimination of any fractional shares covered by tendered options. We are making this offer upon the terms and subject to the conditions described in this “Offer to Exchange” and in the related Election Form (which together, as they may be amended from time to time, constitute the “offer”).

      This offer relates only to “eligible options,” which are currently outstanding non-statutory options to purchase shares of eLoyalty common stock, excluding the options described below, that have an exercise price of $3.00 or more per share. This offer specifically excludes any outstanding options with expiration dates that are more than ten years after their original grant dates, regardless of their exercise price; no such options will be eligible, or accepted, for exchange in this offer. We granted all eligible options under either the eLoyalty Corporation 1999 Stock Incentive Plan or the eLoyalty Corporation 2000 Stock Incentive Plan (in each case as amended and restated through the date hereof), which we refer to respectively as our “1999 Plan” and “2000 Plan” and collectively as our “Plans.”

      Only individuals who are and remain “U.S. employees” on the date of this offer and on the expiration date may participate in this offer. “U.S. employees” are employees of eLoyalty or one of its subsidiaries who are on the U.S. payroll and reside in the United States. Persons who are U.S. employees, but on inactive status on either or both of such dates, due to their participation in eLoyalty-approved sabbaticals or other eLoyalty-approved leaves of absence, may participate in this offer. We refer to our employees who meet these eligibility requirements as “eligible employees.” Any option holders who are not eLoyalty employees, including non-employee directors, consultants and subcontractors of eLoyalty, and employees of Technology Solutions Company (“TSC”) who received options to purchase eLoyalty common stock in connection with our February 2000 spin-off from TSC, may not participate in this offer. In addition, employees who have been notified prior to the expiration date that their employment with us will be terminated are not eligible to participate in this offer.

      Subject to the terms and conditions of this offer, we will issue the restricted stock as soon as practicable after the date on which we accept and cancel eligible options tendered for exchange in the offer. The restricted stock issued in exchange for tendered eligible options will be issued under either the 1999 Plan or the 2000 Plan, depending on which Plan the tendered eligible options originally were issued under. The shares of restricted stock will be subject to forfeiture and other restrictions until they vest under the terms of a restricted stock award, a form of which is included in this Offer to Exchange at Annex A. By properly tendering your eligible options, you will be deemed to have accepted the terms of, and agreed to be bound by, that form of restricted stock award.

      Regardless of the current vesting schedule of your options, the restricted stock you receive will vest over five years in 20 equal quarterly installments, beginning on February 28, 2002, assuming you continue to meet the requirements for vesting specified in the restricted stock award. As a result, you will receive restricted stock with a new vesting schedule in exchange for options that may already have vested.

      You are not required to tender any of your eligible options. If you choose to tender any of your eligible options, however, you must tender all outstanding options covered by the same option grant. All eligible options properly tendered and not validly withdrawn before the expiration date will be exchanged for shares of restricted stock, subject to the terms and conditions described in this Offer to Exchange. This offer is not conditioned upon a minimum number of eligible options being exchanged. This offer is subject to the conditions that we describe in Section 6 of this Offer to Exchange.

      Although our Board of Directors has approved this offer, neither we nor our Board of Directors makes any recommendation as to whether you should exchange or refrain from exchanging your eligible options. You must make your own decision whether to elect to exchange your eligible options.

      Shares of our common stock are quoted on the Nasdaq National Market under the symbol “ELOY.” On October 11, 2001, the last sale price of our common stock on the Nasdaq National Market was $0.42 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your eligible options.

      You should direct questions about this offer or requests for assistance or for additional copies of this Offer to Exchange or the Election Form to the Tender Offer Team in Lake Forest, Illinois by e-mail at tender  offer@eloyalty.com or by telephone at (847) 582-7150, extension 1111.

IMPORTANT

      IF YOU CHOOSE TO ACCEPT THIS OFFER, YOU MUST COMPLETE AND SIGN THE ELECTION FORM AND RETURN IT TO THE ATTENTION OF THE TENDER OFFER TEAM IN LAKE FOREST, ILLINOIS SO THAT WE RECEIVE IT BEFORE 5:00 P.M., CENTRAL TIME, ON NOVEMBER 9, 2001. YOU DO NOT NEED TO RETURN YOUR STOCK OPTION AGREEMENTS FOR YOUR ELIGIBLE OPTIONS TO EFFECTIVELY ELECT TO EXCHANGE OPTIONS IN THIS OFFER. YOUR STOCK OPTION AGREEMENTS RELATING TO THE ELIGIBLE OPTIONS YOU ELECT TO EXCHANGE WILL BE AUTOMATICALLY RENDERED NULL AND VOID UPON OUR ACCEPTANCE OF SUCH ELIGIBLE OPTIONS IN THIS OFFER.

      We are not making this offer to, nor will we accept any election to exchange eligible options from, or on behalf of, option holders in any jurisdiction in which the offer or the acceptance of any election to exchange such options would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take any actions necessary for us to make this offer to option holders in any such jurisdiction.

      We have not authorized any person to make any recommendation on our behalf as to whether you should elect to exchange or refrain from electing to exchange your eligible options pursuant to the offer. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representation in connection with this offer other than the information and representations contained in this document or in the related Election Form. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

      THIS OFFER TO EXCHANGE HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO EXCHANGE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

SUMMARY TERM SHEET

      The following are answers to some of the questions that you may have about this offer. We urge you to carefully read the entirety of this Offer to Exchange and the accompanying Election Form because the information in this summary is not complete. Where appropriate, we have included references to the relevant sections of this Offer to Exchange where you can find a more complete description of the topics in this summary.

QUESTIONS AND ANSWERS ABOUT THE OFFER

Q1.     What securities are we offering to exchange?

      We are offering to exchange eligible options for restricted shares of our common stock. The eligible options were issued either under our 1999 Plan or our 2000 Plan. (See Section 1)

Q2.     What are eligible options?

      Eligible options are those currently outstanding non-statutory stock options to purchase shares of eLoyalty common stock, excluding the options described in Question 4 below, that have an exercise price of $3.00 or more per share.

Q3.     Are unvested options eligible for exchange?

      Yes. All your options that are otherwise eligible for exchange in the offer may be elected for exchange, regardless of whether such options are vested or unvested.

Q4.     What options are excluded?

      This offer excludes any options with an exercise price of less than $3.00 per share. This offer also excludes any outstanding options, regardless of their exercise price, with expiration dates that are more than ten years after their original grant dates. No such options will be eligible, or accepted, for exchange in this offer.

Q5.	Why are options with an exercise price of less than $3.00 per share not eligible for exchange in the offer?

      We decided to offer eligible holders of options with an exercise price of $3.00 or more per share an opportunity to exchange them for shares of restricted stock because we believe it would be difficult for those options to get back in the money in the near term. As for options with an exercise price of less than $3.00 per share, we believe it is appropriate for holders to try to create value in these options by building the value of our company.

Q6.     Do I have to elect to exchange all of my eligible options?

      No, you may elect to exchange some of your eligible options or none at all. If you elect to exchange less than all of your eligible options, however, you must elect to exchange all outstanding options within the same grant. Options are considered to be part of the same grant if they were awarded on the same grant date pursuant to a single option agreement, with the same exercise price and with the same vesting schedule.

Q7.     Who is eligible to participate in this offer?

      Only individuals who are and remain “U.S. employees” on the date of this offer and on the expiration date may participate in this offer. “U.S. employees” are employees of eLoyalty or one of its subsidiaries who are on the U.S. payroll and reside in the United States. Inactive U.S. employees as of such dates, due to their participation in eLoyalty-approved sabbaticals or other eLoyalty-approved leaves of absence, may participate in this offer. We refer to our employees who meet these eligibility requirements as “eligible employees.” Any option holders who are not eLoyalty employees, including non-employee directors, consultants and subcontractors of eLoyalty, as well as TSC’s employees who received options to purchase our common stock in connection with our February 2000 spin-off from TSC, may not participate in this offer. In addition, employees who have been notified prior to the expiration date that their employment with us will be terminated are not eligible to participate in this offer.

Q8.     How many shares of restricted stock will I receive in exchange for the options I return?

      For each whole share of common stock subject to an eligible option that is exchanged, you will receive one share of restricted stock. (See Section 5) For example, if you return eligible options to purchase a total of 1,000 shares of common stock, you will receive 1,000 shares of restricted stock.

Q9.     Will I be required to pay cash for the shares of restricted stock that I receive in the exchange?

      You will not be required to pay cash for the shares of restricted stock you receive. However, there are tax consequences upon each quarterly vesting of shares of restricted stock that will require us to withhold some shares to satisfy tax withholding liabilities, unless you make a special Section 83(b) election for tax purposes. (See Questions 41 to 43 and Section 13)

Q10.     Will I receive any fractional shares of restricted stock?

      No, we will not issue any fractional shares of restricted stock. If the eligible options accepted for exchange cover any fractional share interests, including those that may have been created in connection with our spin-off from TSC, these fractions will be eliminated before computing the number of shares of restricted stock issuable to you in the one-for-one exchange. (See Section 5) For example, if you elect to exchange, and we accept your tender of, eligible options covering a total of 1,000.75 shares of our common stock, you will receive in exchange 1,000 shares of restricted stock. Further, the number of shares of restricted stock that vest on each scheduled vesting date will be adjusted pursuant to the terms of the restricted stock award to avoid fractional shares.

Q11.     Will I receive any cash payment for my options?

      No. We will issue to you only shares of restricted stock, on a one-for-one basis, in exchange for whole shares covered by the options we accept for exchange. By electing to exchange your eligible options on this one-for-one basis, you agree to the elimination of any fractional share interest covered by such options, without any additional payment for that fractional interest.

Q12.	What will happen to any options I hold that are not eligible for the offer or that I elect not to exchange?

      Those options will remain outstanding on the same terms and conditions. We have previously announced that we intend to effect a one-for-ten reverse stock split of our common stock. If the reverse stock split is approved by our stockholders and completed on its proposed terms, the number of shares subject to any then outstanding options and their exercise price per share will be adjusted upon effectiveness of the reverse stock split to reflect its impact. (See Section 9) The vesting schedules of any outstanding options that are not eligible, or elected for, exchange in the offer will remain unchanged; although the number of unvested shares subject to each remaining vesting date will be adjusted, the vesting dates themselves will not be affected by the equitable adjustments that will occur if the proposed reverse stock split is completed.

      This means that, following the completion of the reverse stock split, the number of shares subject to your outstanding options will be reduced by a factor of ten and the exercise price per share for each option will be increased by a multiple of ten to reflect the ten-fold increase in the value of each option. For example, if you have an option for 1,000 shares with an exercise price of $1.00 per share, after the reverse split you will have an option for 100 shares with an exercise price of $10.00 per share.

Q13.	Will the proposed reverse stock split also affect the shares of restricted stock I may receive in the offer?

      Yes. Once shares of restricted stock are issued to you in exchange for eligible options accepted in the offer, those shares (like all other shares of our issued and outstanding common stock) will be subject to the proposed one-for-ten reverse stock split. (See Section 9)

      This means that if you receive 1,000 shares of restricted stock in the offer and the reverse stock split is subsequently completed on its proposed terms, you will own 100 shares of restricted stock after the reverse split, with each such post-split share expected to have an initial market value of approximately 10 times as much as a share of our common stock immediately prior to the effectiveness of the reverse split.

Q14.     Why is eLoyalty making the offer?

      We believe that many of our outstanding options are not achieving their intended purpose. The options that we are offering to exchange have exercise prices ranging from $3.00 to $36.63 per share, while the closing price of our common stock on October 11, 2001, as reported on the Nasdaq National Market, was $0.42 per share. By making this offer, we expect to provide a more meaningful performance incentive to our continuing employees, align employee interests with those of our stockholders, and motivate our employees to build stockholder value going forward. (See Section 2)

Q15.     Why is eLoyalty making different offers to its U.S. and non-U.S. employees?

      Although we would have preferred to make the same offer to all of our employees worldwide, the disparate tax laws of the various countries in which our employees work and live may have resulted in unfavorable tax treatment to our non-U.S. employees upon the initial receipt of restricted stock. To avoid the possibility of this unfavorable tax treatment, we attempted to structure an offer for our non-U.S. employees that would represent the economic equivalent of the offer that we made to our U.S. employees. Consequently, our non-U.S. employees will be issued, subject to their continued employment, shares of our common stock in the same amounts and on the same dates as the restricted stock that would have been vested if they were a U.S. employee.

      For example, if a non-U.S. employee holds eligible options to purchase 2,000 shares of our common stock,

•	under our offer to you, you would receive 2,000 shares of restricted stock that, subject to your continued employment, would vest over 5 years in 20 equal quarterly installments of 100 shares; but

•	under our offer to non-U.S. employees, they would receive an installment stock award representing the right to receive 2,000 shares of our common stock that, subject to their continued employment, would be issued over 5 years in 20 equal quarterly installments of 100 shares.

      Consequently, the economic benefit that our non-U.S. employees will receive in the concurrent offer of installment stock awards is intended to be virtually identical to that which you will receive in this offer. The principle difference between the two structures is that U.S. employees who receive shares of restricted stock immediately receive all the benefits of stock ownership, subject, until the shares vest, to the forfeiture and other restrictions described in the restricted stock award. Non-U.S. employees who receive installment stock awards will not have any stock ownership rights until shares are issued, at which time they will have full ownership rights in the stock.

Q16.     Is this a repricing?

      No, this is not a repricing because we are not simply resetting the exercise price of the options that you currently hold. Instead, you will receive restricted shares of our common stock on a one-for-one basis for the shares of common stock subject to eligible options that you exchange in the offer.

Q17.     Why can’t eLoyalty just reprice my options?

      Rather than have you continue to hold your outstanding options with a reduced exercise price, we believe it makes more sense to exchange your eligible options so that you can receive shares of our common stock, without the need for any further exercise or payment of an exercise price. We believe such an exchange, rather than a simple repricing, will be more likely to enhance employee retention and align employee incentives with building shareholder value going forward.

      In addition, at a corporate level, we would experience unfavorable accounting charge consequences from an option repricing, as compared to the exchange for restricted stock made available through this offer. (See Section 11)

Q18.     Why can’t I just be granted additional options?

      We currently do not have enough shares of common stock available for additional grants under our Plans to simply leave existing options outstanding and grant additional options at a current market price. We currently have outstanding options to purchase approximately 13,850,000 shares of our common stock. These outstanding options, as well as granted and previously exercised options and outstanding restricted stock awards, count against the total of approximately 22,800,000 shares available under the Plans. Through this offer, the cancelled option shares relating to eligible options elected and accepted for exchange would be returned to the pool of shares of common stock available under the Plans, so that the issuance of shares of restricted stock in the offer can be done on a one-for-one basis without any net impact on the shares remaining available for grant under the Plans and without the need for stockholder action to amend the Plans to increase the number of shares available thereunder or to adopt new plans.

Q19.     Are there conditions to this offer?

      Although the offer is not conditioned upon a minimum number of eligible options being tendered, the offer is subject to a number of other conditions, including the conditions described in Section 6.

Q20.     Will this exchange result in dilution to existing stockholders?

      Your exchange of eligible options for shares of restricted stock will be immediately dilutive to our current stockholders and those acquiring shares of preferred stock in the private placement and the rights offering described in Section 9.

Q21.	Will my election to exchange options in this offer affect my participation in or the terms of eLoyalty’s Employee Stock Purchase Plan?

      No. The terms of our Employee Stock Purchase Plan will not change as a result of this offer and your participation in that plan will not be affected, whether or not you elect to exchange any of your eligible options in this offer. The Employee Stock Purchase Plan is, and will remain, a separate plan, for which you have made, and may continue to make, separate elections thereunder.

Q22.	Apart from receiving a grant of restricted stock, what are the consequences of participating in the offer?

      If you elect to exchange your eligible options for shares of restricted stock, you also must

•	accept, and agree to be bound by, the terms and conditions governing the restricted stock, as set forth in the form of restricted stock award included as Annex A to this Offer to Exchange;

•	agree not to participate in the pending rights offering (described in Section 9) with respect to the rights you receive in connection with your shares of restricted stock;

•	acknowledge that your outstanding option agreement relating to the eligible options you elected to exchange has been terminated and automatically rendered null and void, and irrevocably release all your rights thereunder; and

•	authorize eLoyalty to withhold the number of whole shares of restricted stock for surrender to eLoyalty and deduct them from the shares then vesting having an aggregate fair market value, on each quarterly vesting date on which the tax is to be determined, necessary to satisfy the amount of applicable withholding taxes, unless you sign and return your Section 83(b) Tax Election Form. (See Section 13)

QUESTIONS AND ANSWERS ABOUT THE RESTRICTED STOCK

Q23.     What is restricted stock?

      With options, the option holder has only a right to purchase shares of common stock at an established “exercise” price. Unlike options, when you receive restricted stock you will become a holder of record of actual shares of our common stock, without any need to convert or exercise shares and without the need for any future payment of an exercise price. However, until these shares of restricted stock vest, they will remain subject to forfeiture, restrictions on transfer and certain other restrictions until the restrictions lapse, at which time the shares “vest.” The forfeiture, transfer and other restrictions will be set forth in a restricted stock award, a form of which is attached to this Offer to Exchange as Annex A. Once shares of restricted stock have vested, those shares will be yours to hold, transfer or sell as you desire, subject to applicable securities laws and payment of withholding taxes. (See Section 8)

Q24.     Are there any eligibility requirements I must satisfy in order to receive the restricted stock?

      You must be a U.S. employee on the date this offer is made and you must continue to be a U.S. employee on the date this offer expires. A “U.S. employee” is an employee of eLoyalty or one of its subsidiaries who is on the U.S. payroll and resides in the United States. If you are not a U.S. employee on either of those dates, you will not be eligible to accept this offer.

      We are not making this offer to, nor will we accept any election to exchange eligible options from, or on behalf of, option holders in any jurisdiction outside the United States. However, we are making a separate offer to employees located outside the United States. (See Section 9)

Q25.     When will I receive my restricted stock?

      If the conditions to this offer are satisfied, we will exchange the eligible options you properly elect to exchange promptly after the expiration of this offer. We will then provide you with a restricted stock award, in substantially the form of Annex A to this Offer to Exchange, showing the number of whole shares of our common stock you received in exchange for eligible options you properly tendered and we accepted for exchange. Our delivery of the restricted stock award will evidence our issuance to you of shares of restricted stock that will be held in custody for you.

Q26.     Will I receive a stock certificate for my shares of restricted stock?

      No, you will not receive a stock certificate for your shares of restricted stock. Until the restricted stock vests, it will be held in custody by us or our transfer agent, Mellon Investor Services, or maintained by our transfer agent as restricted stock in a book entry account in your name. If and when shares of your restricted stock vest, they will be released to you as unrestricted shares that are free and clear of all restrictions, subject to our withholding of whole shares having an aggregate fair market value, on each vesting date on which the tax is to be determined, equal to the amount of applicable withholding taxes. Although we reserve the right to alter the vested share release mechanics from time to time, we presently expect to effect the release of such net vested shares to you by transferring them to your E*Trade account. After the shares have been released to you, you may request that E*Trade send you stock certificates. E*Trade will charge a fee for that service, payment of which will be your responsibility.

Q27.     Will I need to countersign and return a restricted stock agreement?

      No. By completing and signing your Election Form, you agree to all of the terms and conditions contained in the form of restricted stock award attached as Annex A to this Offer to Exchange, as well as all other terms and conditions of this offer. Once you receive the restricted stock award, you may retain it for your files; you will not need to countersign it or any other restricted stock agreement or return a copy to us.

Q28.     What is the vesting schedule for the restricted stock?

      Regardless of the vesting schedule applicable to your eligible options, the shares of restricted stock will vest in accordance with the following vesting schedule. On February 28, 2002, 1/20, or 5%, of the shares of restricted stock you receive will vest, assuming you are still employed by us on that vesting date. Thereafter, 1/20, or 5%, of the shares of restricted stock you receive will vest on the last calendar day of the third month of each full three-month period following the first vesting date, assuming you are still employed by us on each subsequent vesting date. On November 30, 2006, assuming you have remained our employee throughout this period, all shares of restricted stock will have fully vested. Even if the eligible options you exchange are partially or fully vested, the shares of restricted stock you receive will not be vested at the time of grant and will be subject to a new 5-year vesting period.

      For example, assume that you receive 2,000 shares of restricted stock and the effective date of our exchange under this offer is November 14, 2001. Assuming you are still employed by us and before giving effect to the reverse stock split:

•	On February 28, 2002, 100 shares will vest and become non-forfeitable.

•	Beginning on May 31, 2002, and on the last calendar day of each full three-month period thereafter, an additional 100 shares will vest and become non-forfeitable.

•	On November 30, 2006, the remaining 100 shares will vest and become non-forfeitable.

      Assuming that the reverse stock split is effected, your total number of shares of restricted stock in the above example would become 200 shares and 10 shares of such restricted stock would vest on each quarterly vesting date, before giving effect to any required surrender of shares then vesting to satisfy applicable withholding tax obligations. (See Questions 41 to 43 and Section 13)

Q29.     What special vesting rules apply on account of death or disability?

      If you terminate your employment by reason of your death or disability (as defined in the applicable restricted stock award), all of your shares of restricted stock will vest.

Q30.	What special vesting rules apply on retirement and what retirement situations qualify for this treatment?

      If you terminate your employment by reason of your retirement (with our approval at age 55 or greater and with at least 5 years of continuous service with us), an additional 20% of your total shares of restricted stock (but not in excess of the remaining number of shares not yet vested under the restricted stock award) will become immediately vested. As with other employment terminations, the remainder of your unvested shares will be forfeited. For purposes of determining your years of service with us, service with TSC will be counted only for those individuals who transferred from TSC directly to eLoyalty on or before December 31, 2000.

Q31.     What effect will a “Change in Control” have on the restricted stock I receive in this exchange?

      Upon a “Change in Control,” which is defined in our 1999 Plan and our 2000 Plan to include certain acquisitions of beneficial ownership of 25% or more of our voting securities, a change in a majority of the Board of Directors, or a consummation of a reorganization, merger or consolidation or sale or disposition of all or substantially all of our assets (unless, among other conditions, our stockholders receive 60% or more of the stock of the surviving company) or the consummation of a liquidation or dissolution of eLoyalty, the Board of

Directors will have the discretion to make such adjustments to awards under the Plans as it deems appropriate, including, without limitation, causing some or all outstanding outstanding grants or awards under the Plans to become immediately vested. Notwithstanding the foregoing, in no event will the private placement or the rights offering (in each case, as described in Section 9) be deemed to constitute a “Change in Control” for purposes of the Plans.

Q32.     What happens if my employment with eLoyalty terminates and then I later rejoin the company?

      If your employment terminates for any reason, whether through resignation, retirement or other voluntary termination or through any involuntary termination (other than death or qualifying disability), and you are subsequently rehired, the unvested shares forfeited on your employment termination remain forfeited. In other words, restricted stock is not restored on any rehire.

Q33.     Under what circumstances will I forfeit the restricted stock I receive in this exchange?

      Prior to vesting, your unvested stock will be forfeited completely if your employment with eLoyalty terminates for any reason other than your death, disability (as defined in the applicable restricted stock award), or retirement (with our approval at age 55 or greater and with at least 5 years of continuous service with us). This means that all of your unvested shares of restricted stock will be forfeited upon your resignation or other voluntary or involuntary termination of your employment, except under the special circumstances described above. Whatever shares vest while you remain an eLoyalty employee are yours to keep even after you leave. (See Section 8)

Q34.	What if I am an employee of eLoyalty when the offer expires, but I do not expect to be an employee on February 28, 2002, when the shares of restricted stock begin to vest?

      If you do not expect to be an employee on February 28, 2002, when the shares of restricted stock begin to vest, you should carefully consider whether you should participate in this offer. Your eligible options may currently be fully or partially vested. If you do not accept the offer, then when your employment with eLoyalty ends, you generally will be able to exercise your eligible options for 90 days thereafter to the extent those options are vested on the day your employment ends. However, if you accept the offer, your eligible options will be cancelled. The shares of restricted stock you receive in exchange will not vest at all before your employment ends. As a result, when your employment ends, you will forfeit your shares of restricted stock. (See Section 8)

Q35.     What are the other restrictions on the restricted stock?

      The restrictions on the restricted stock you will receive in this offer will be set forth in the restricted stock award. By signing and returning the Election Form, you agree to be bound by the terms and conditions of the restricted stock award. Restricted stock generally may not be sold, transferred, assigned, pledged, or otherwise encumbered or disposed of until the stock vests. Until then, the restricted stock will be held in our custody or in the custody of the transfer agent, or maintained as restricted stock in a book entry account. Once the restricted stock has vested, the stock will no longer be subject to forfeiture. (See Section 8)

Q36.	Am I entitled to exercise any rights of ownership of restricted stock while the stock is subject to restriction?

      Your restricted stock will be treated as issued and outstanding on the effective date of its grant. You will have the same rights as any other holder of our common stock regarding voting rights and dividend rights, if any, with respect to all shares of restricted stock that you receive in the offer as of the date we issue the restricted stock. We will deliver to you, by mail or otherwise, all notices of meetings, proxy statements, proxies and other materials distributed to our stockholders. However, if and to the extent you receive any rights in our proposed rights offering with respect to the shares of restricted stock that you receive in this offer, you will agree not to exercise such rights. (See Section 9) You also will not be able to sell, pledge or transfer your restricted stock until shares vest.

Q37.	Will I be able to participate in the proposed rights offering with respect to the shares of restricted stock that I receive in the offer?

      No, in order to exchange your eligible options for shares of restricted stock, you will have to agree that you will not participate in the proposed rights offering with respect to rights you may receive in connection with your restricted stock. However, you can participate in the rights offering with respect to any other shares of our common stock that you own on the record date for the rights offering, provided that you satisfy the applicable conditions for that offering.

Q38.     Will the restricted stock ever expire?

      Shares of restricted stock do not need to be “exercised” after they vest. Accordingly, unlike options, the restricted stock does not expire. Rather, vesting just means that the forfeiture and transfer restrictions will cease to apply and you will own the shares without any restrictions on your ownership rights. As a result, the stock will be yours to hold, and, after it vests, you will be free to transfer or sell it as you desire, subject to applicable securities laws and payment of applicable withholding taxes.

Q39.     What is the source of the common stock that will be issued in exchange for my options?

      The restricted stock to be offered to option holders will be issued under either our 1999 Plan or our 2000 Plan, depending on which plan the options originally were issued under, and will be drawn from the pool of common stock currently authorized for issuance under these Plans. All options returned to us in the offer will be cancelled, thereby permitting the issuance of the restricted stock on a one-for-one basis. (See Section 11)

Q40.     How does a leave of absence impact the offer?

      Employees who are participating in eLoyalty-approved sabbaticals or other eLoyalty-approved leaves of absence may participate in the offer. Notwithstanding the foregoing, under the Plans and the terms of each restricted stock award, the Board of Directors or the appropriate Board committee has the discretion to determine how a leave of absence will affect the other terms of your restricted stock, including the vesting.

Q41.     What are the tax consequences if I exchange my eligible options in the offer?

      The tax consequences of exchanging your eligible options in the offer depend on whether or not you file an election under Section 83(b) of the Internal Revenue Code (as described in Section 13).

•	If you choose NOT to file an election under Section 83(b) of the Internal Revenue Code, there will be no immediate tax consequences upon your receipt of restricted stock in exchange for your eligible options. You will be required to recognize ordinary income on each vesting date in an amount equal to the fair market value of the shares of restricted stock then vesting. Your acceptance of the offer, evidenced by your signature and return of the Election Form, will constitute your agreement to authorize us to withhold the number of whole shares necessary to satisfy the applicable withholding tax obligation on each vesting date.

•	If you choose to file an election under Section 83(b) of the Internal Revenue Code, you will recognize compensation income in an amount equal to the fair market value of all shares covered by your restricted stock award on the day you receive the restricted stock, and you will be required to pay us an amount in cash equal to the withholding tax obligation that arises at that time.

      We recommend that you consult with your own tax advisor to determine the tax consequences of accepting the offer and from choosing whether or not to make an election under Section 83(b) of the Internal Revenue Code. (See Section 13)

Q42.     If I choose to file an election under Section 83(b) of the Internal Revenue Code, what must I do?

      If you choose to file an election under Section 83(b) of the Internal Revenue Code, you must

•	file the election with the Internal Revenue Service (at the office where you file your federal income tax return) within 30 days of the date of the exchange of eligible options for shares of restricted stock;

•	file a copy of the election with your federal income tax return for the year including the date of the exchange; and

•	provide a copy of the election to the Tender Offer Team in Lake Forest, Illinois by facsimile, mail or courier delivery.

Q43.     How will withholding taxes be handled when my restricted stock vests?

      Unless you make an election under Section 83(b) of the Internal Revenue Code, as your restricted stock vests, you will be required to recognize ordinary income in an amount equal to the fair market value of the vesting shares. This means that we will have an obligation to withhold certain federal and state income and payroll taxes, much like the obligation that arises when you exercise a non-qualified stock option or when we pay you your salary or a bonus. In order to facilitate the payment of this withholding tax obligation, eLoyalty will withhold the number of whole shares having an aggregate fair market value, on each vesting on which the tax is to be determined, necessary to satisfy the amount required to be withheld.

      If you choose to make an election under Section 83(b) of the Internal Revenue Code, you must pay to us in cash the amount of withholding.

      Please refer to Section 13 to determine how withholding taxes will be handled.

QUESTIONS AND ANSWERS ABOUT THE PROCEDURES FOR ELECTING TO EXCHANGE

Q44.	When does the offer expire? Can the offer be extended, and if so, how will I know if it is extended?

      The offer expires on November 9, 2001, at 5:00 P.M., central time, unless we extend it. No exceptions will be made to this deadline. If you wish to exchange any eligible options for shares of restricted stock, you must return a properly completed and signed Election Form so that we receive it by this deadline.

      Although we do not currently intend to do so, we may, in our discretion, extend the offer at any time. If we extend the offer, we will publicly announce the extension no later than 9:00 A.M., central time, on November 12, 2001. (See Section 14)

Q45.     What do I need to do?

      If you choose to participate in this offer, you must complete, sign and return your Election Form and deliver it to the Tender Offer Team in Lake Forest, Illinois so that we receive it by 5:00 P.M., central time, on November 9, 2001, unless the offer is extended. (See Section 3) We can reject any Election Forms received after this deadline.

      Your election will be effective only if RECEIVED by the Tender Offer Team in Lake Forest, Illinois by that deadline. To ensure timely delivery, we recommend that you send it by mail, well in advance of the expiration date. Alternatively, you may send your Election Form by fax to (847) 582-7203. We will only accept a paper copy of your Election Form (whether by facsimile, mail or courier delivery). We plan to send you an e-mail within two business days acknowledging our receipt of your Election Form. If you have questions about delivery, you may contact the Tender Offer Team in Lake Forest, Illinois at (847) 582-7150, extension 1111. You should carefully review the Offer to Exchange, the Election Form, and all of their attachments before making your election.

      If we extend the offer beyond November 9, 2001, then you must sign and deliver the Election Form before the extended expiration of the offer. We may reject any Election Form or tendered options to the extent that we determine they were not properly executed or delivered or to the extent that we determine it is unlawful to accept the tendered options. If you do not sign and deliver the Election Form before the offer expires, it will have the same effect as if you rejected the offer. (See Section 3) We will make a decision to either accept all of the properly tendered options or to reject them all on the business day after this offer expires. (See Section 6)

Q46.     During what period of time may I change my previous election?

      You may change your previous election at any time before 5:00 P.M., central time, on November 9, 2001. If we extend the offer beyond that time, you may change your previous election at any time until the extended expiration of the offer. To change your election, you must deliver a new Election Form to the Tender Offer Team in Lake Forest, Illinois as noted above. You may change your election more than once. In addition, you will also have the right to withdraw your tendered options at any time before the expiration date unless your tendered options have been accepted by that time. We intend to make our decision to either accept all properly tendered options or to reject them all on the business day after this offer expires. (See Section 4)

Q47.     Do I have to return an Election Form if I do not want to exchange my eligible options?

      No. You need to complete and deliver the Election Form to the Tender Offer Team in Lake Forest, Illinois by the deadline specified above only if you choose to tender any or all of your eligible options. (See Section 3)

Q48.	What happens to my options if I do not accept the offer or if my options are not accepted for exchange?

      Nothing. If you do not accept the offer, or if we do not accept any options tendered for exchange, you will keep all of your current options and you will not receive any restricted stock. No changes will be made to your current options, except for the equitable adjustments that will be made upon the effectiveness of the proposed reverse stock split. (See Question 12)

Q49.     What does our Board of Directors think of the offer?

      Although our Board of Directors has approved this offer, the Board of Directors makes no recommendation as to whether you should exchange or refrain from exchanging your eligible options. You must make your own decision whether to elect to exchange your eligible options.

Q50.     Is there any information regarding eLoyalty that I should be aware of?

      Your decision of whether to accept or reject this offer should take into account the factors described in this document as well as the various risks inherent in our business. These risks include, but are not limited to, those described in Section 9.

      In addition, before making your decision you should carefully review the information about eLoyalty set forth in Section 9 of this document. This information includes a description of the proposed private placement, rights offering, and reverse stock split we recently announced, an update on certain recent events affecting our business and certain financial information, including financial information that we have incorporated by reference in this Offer to Exchange by reference to our Annual Report on Form 10-K for the year ended December 30, 2000 and our Quarterly Report on Form 10-Q for the period ended June 30, 2001. (See Section 9)

Q51.     What are the accounting consequences to eLoyalty of making this offer?

      We will record additional non-cash compensation expense as and when the restricted stock vests based on the stock’s value on the date that we accept tendered eligible options for exchange. (See Section 11)

Q52.     Who can I talk to if I have questions about the offer?

      For additional information or assistance, you should contact the Tender Offer Team in Lake Forest, Illinois by e-mail at tender  offer@eloyalty.com or by telephone at (847) 582-7150, extension 1111.

      In addition, we also plan to conduct a question and answer session about the general terms of the offer. In so doing, however, we will not be able to answer questions about your personal situation or otherwise provide an assessment of the merits of the offer. You should consult your personal advisors if you have questions about your own financial or tax situation. We will be providing you information about the timing and location of the question and answer session shortly after your receipt of these materials.

THE OFFER

Section 1.     Number of Shares of Restricted Stock; Expiration Date

      We are offering our eligible employees an opportunity to exchange their eligible options for shares of restricted stock. Eligible options are all currently outstanding non-statutory options to purchase shares of eLoyalty common stock, excluding the options described below, that have an exercise price of $3.00 or more per share. This offer specifically excludes any outstanding options, regardless of their exercise price, with expiration dates that are more than ten years after their original grant dates; no such options will be eligible, or accepted, for exchange in this offer. We granted all eligible options under either the eLoyalty Corporation 1999 Stock Incentive Plan or the eLoyalty Corporation 2000 Stock Incentive Plan (in each case as amended and restated through the date hereof), which we refer to respectively as our “1999 Plan” and “2000 Plan” and collectively as our “Plans.” The Plans are considered employee benefit plans as defined in Rule 405 under the Securities Act.

      Only individuals who are and remain “U.S. employees” on the date of this offer and on its expiration date may participate in this offer. “U.S. employees” are employees of eLoyalty or one of its subsidiaries who are on the U.S. payroll and reside in the United States. Persons who are U.S. employees, but on inactive status on either or both of such dates, due to their participation in eLoyalty-approved sabbaticals or other eLoyalty-approved leaves of absence, may participate in this offer. We refer to our employees who meet these eligibility requirements as “eligible employees.” Any option holders who are not eLoyalty employees, including non-employee directors, consultants and subcontractors of eLoyalty, and employees of TSC who received options to purchase our common stock in connection with our February 2000 spin-off from TSC, may not participate in this offer. In addition, employees who have been notified prior to the expiration date that their employment with us will be terminated are not eligible to participate in this offer.

      Our offer is subject to the terms and conditions described in this Offer to Exchange and the Election Form. We will not accept eligible options unless they are properly elected for exchange and not validly withdrawn in accordance with Section 5 of this Offer to Exchange before the offer expires on the “expiration date” as defined below.

      For each whole share of common stock that is subject to an eligible option that is exchanged, you will receive one share of restricted stock. You will not be required to pay cash for the shares of restricted stock you receive in the offer. However, as further discussed in Section 13 below, there are tax consequences upon the vesting of shares of restricted stock that will require us to withhold some shares to satisfy applicable withholding tax liabilities. Also as described in Section 13, if you make an election under Section 83(b) of the Internal Revenue Code, you will incur a tax withholding obligation upon issuance of the restricted stock, for which you will be required to pay us an amount in cash sufficient to satisfy the tax obligation.

      Subject to the terms and conditions of this offer, we will issue the restricted stock as soon as practicable after the date on which we accept and cancel eligible options tendered for exchange in the offer. The restricted stock issued in exchange for tendered options will be issued under either the 1999 Plan or the 2000 Plan, depending on the option plan under which the tendered options originally were issued. The shares of restricted stock will be subject to forfeiture and other restrictions until they vest under the terms of a restricted stock award, a form of which is attached to this Offer to Exchange as Annex A. By properly tendering your eligible options, you will be deemed to have accepted the terms of, and agreed to be bound by, the terms and conditions of the restricted stock award.

      Regardless of the current vesting schedule of your options, the restricted stock you receive will vest over five years in 20 equal quarterly installments, beginning on February 28, 2002, assuming you continue to meet the requirements for vesting specified in the restricted stock award. As a result, you will receive restricted stock with a new vesting schedule in exchange for options that may have already vested in whole or in part.

      You are not required to tender any of your eligible options. If you choose to tender any of your eligible options, however, you must tender all outstanding options covered by the same option grant. Options are considered to be part of the same grant if they were awarded on the same grant date pursuant to a single option agreement, with the same exercise price and the same vesting schedule. All eligible options properly tendered and not validly withdrawn before the expiration date will be exchanged for shares of restricted stock, subject to the terms and conditions described in this Offer to Exchange. This offer is not conditioned upon a minimum number of eligible options being exchanged. This offer is subject to conditions that we describe in Section 6 of this Offer to Exchange.

      The term “expiration date” means 5:00 P.M., central time, on November 9, 2001, unless and until we, in our discretion, extend the period of time during which the offer will remain open. If we extend the period of time during which the offer remains open, the term “expiration date” will refer to the latest time and date at which the offer expires. See Section 14 for a description of our rights to extend, delay, terminate and amend the offer and Section 6 for a description of our rights to accept all of the properly tendered options or to reject them all.

      If we decide to take any of the following actions, we will publish a notice:

•	increase or decrease what we will give you in exchange for your eligible options; or

•	change the number or type of options eligible to be exchanged in the offer.

      If the offer is scheduled to expire within ten business days from the date we notify you of such an increase, decrease or change, we will also extend the offer for a period of at least ten business days after the date the notice is published.

      A “business day” means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 A.M. through 12:00 midnight, central time.

Section 2.     Purpose of the Offer

      We are making this offer for compensatory purposes and to further advance our corporate compensation philosophy. Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. By making this offer we intend to maximize stockholder value by creating better performance incentives for, and thus increasing retention of, our employees.

      From time to time, we evaluate strategic opportunities that may arise, including strategic alliances and acquisitions or dispositions of assets. Subject to the foregoing, and except as otherwise disclosed in Section 9 of this Offer to Exchange or in future filings with the SEC, we presently have no definitive plans or proposals that relate to or would result in:

(a) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

(b) any purchase, sale or transfer of a material amount of our assets or those of any of our subsidiaries;

(c) any material change in our present dividend rate or policy, or our indebtedness or capitalization;

(d) any change in our present Board of Directors or management, including a change in the number or term of directors or to fill any existing board vacancies or to change any material terms of the employment contracts of any of our executive officers, other than in the ordinary course of business;

(e) our common stock not being authorized for quotation in an automated quotation system operated by a national securities association;

(f) our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act;

(g) the suspension of our obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act;

(h) the acquisition by any person of any of our securities or the disposition of any of our securities other than in the private placement, the rights offering or pursuant to our Plans; or

(i) other than the charter amendments described herein, any change in our Certificate of Incorporation or Bylaws, or any other actions, in each case which may impede the acquisition of control of eLoyalty by any person.

      Neither we nor our Board of Directors makes any recommendation as to whether you should elect to exchange your eligible options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this Offer to Exchange and the accompanying Election Form and to consult your own investment and tax advisors. You must make your own decision whether to elect to exchange your eligible options.

Section 3.     Procedures

      Making Your Election. To accept this offer, you must make your election on the Election Form and sign and deliver it to the Tender Offer Team in Lake Forest, Illinois so that we receive it before the expiration date, which is 5:00 P.M., central time, November 9, 2001.

      Your election will be effective only if RECEIVED by the Tender Offer Team by that deadline. To ensure timely delivery we recommend that you send your completed Election Form by mail to the address set forth in the Election Form, well in advance of the expiration date. Alternatively, you may send your Election Form by fax to (847) 582-7203. We will only accept a paper copy of your Election Form (whether by facsimile, mail or courier delivery). We plan to send you an e-mail within two business days acknowledging our receipt of your Election Form. You do not need to return your stock option agreements for your eligible options to effectively elect to exchange your eligible options. Your stock option agreements relating to the eligible options you elected to exchange will be automatically terminated and rendered null and void, upon our acceptance of your properly tendered eligible options to which they relate.

      By tendering your eligible options and retuning to us your completed Election Form, you are

•	accepting, and agreeing to be bound by, the terms and conditions governing the restricted stock, as set forth in the form of restricted stock award included as Annex A to this Offer to Exchange;

•	agreeing not to participate in the proposed rights offering (described in Section 9) with respect to the rights you may receive in connection with your shares of restricted stock;

•	acknowledging that your outstanding option agreement relating to the eligible options you elected to exchange has been terminated and automatically rendered null and void and irrevocably releasing all your rights thereunder; and

•	authorizing us to withhold the number of whole shares of restricted stock having an aggregate fair market value, on each quarterly vesting date on which the tax is to be determined, equal to the amount of applicable withholding taxes, unless you sign and return your Section 83(b) Tax Election Form.

      Your signature on, and return of, the Election Form will constitute your agreement to these terms, effective upon your valid tender of your eligible options and our acceptance of any eligible options you may elect to exchange.

      The method of delivery of all documents, including the Election Form, is at your election and risk. If delivery is by mail, we recommend use of certified or registered mail, return receipt requested. In all cases, you should allow sufficient time to ensure timely delivery.

      Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our discretion, all questions as to the number of shares subject to eligible options and the validity, form, eligibility (including time of receipt) and acceptance of Election Forms. Our determination of these matters will be final and binding on all parties. We may reject any Election Form or tendered options to the extent that we determine they were not properly executed or delivered or to the extent that we determine it is unlawful to accept the tendered options. As described in Section 6, we will make a decision to either accept all of the properly tendered options or to reject them all on the business day after this offer expires. We may waive any defect or irregularity in any Election Form with respect to any particular options or any particular option holder. No options will be properly tendered until all defects or irregularities have been cured by the option holder tendering the options or waived by us. Neither we nor any other person is obligated to give notice of receipt of any Election Form or for any defects or irregularities involved in the exchange of any options, and no one will be liable for failing to give notice of receipt of any Election Form or any defects or irregularities.

      Our Acceptance Constitutes an Agreement. If you elect to exchange your eligible options and you return your Election Form according to the procedures described above, you will have accepted the terms and conditions of the offer. Our acceptance of eligible options tendered for exchange that are properly tendered will form a binding agreement between you and us on the terms and subject to the conditions of this offer on the date of our acceptance of your validly tendered and not withdrawn eligible options. In addition, our acceptance of eligible options that you properly tender will bind you to the terms and conditions of the restricted stock award governing the terms of your restricted stock and automatically will terminate your outstanding option agreement for the same option grant and render it null and void. A copy of the form of this restricted stock award is attached to this Offer to Exchange as Annex A.

Section 4.     Change in Election; Withdrawal Rights

      You may change your election or withdraw tendered options only by following the procedures described in this Section 4.

      Change in Election. You may change your election at any time before 5:00 P.M., central time, on November 9, 2001. If we extend the offer beyond that time, you may change your election at any time until the extended expiration of the offer.

      To change your election, you must deliver a new Election Form to the Tender Offer Team in Lake Forest, Illinois so that we receive it before the offer expires. (See Section 3) The new Election Form must be signed and dated by you and have your name and social security number on it. The new Election Form also must clearly indicate whether and to what extent you elect to accept or reject the offer.

      If you elect to accept the offer and exchange your eligible options and you later want to change your election, then whatever change you make must treat in similar fashion and apply to all your eligible options that are part of the same grant. No partial change in election regarding eligible options that are part of the same grant will be accepted. We will only accept a paper copy of your change of election (whether by facsimile, mail or courier delivery).

      Withdrawal of Election. You also may withdraw the options you have elected to exchange at any time before 5:00 P.M., central time, on November 9, 2001. If the offer is extended by us beyond that time, you may withdraw your options at any time until the extended expiration of the offer.

      To validly withdraw the options you have elected to exchange, you must deliver to us by fax at (847) 582-7203 or by mail at the address appearing in the Election Form a written notice of withdrawal, with the information required by the following paragraph, while you still have the right to withdraw your options.

      The notice of withdrawal must specify your name, the grant date, exercise price and the number of options subject to the notice to be withdrawn. You may not withdraw only a portion of your eligible options. If we receive a notice of withdrawal that attempts to withdraw less than all of your eligible options, we may, at our complete discretion, accept that as a notice of withdrawal with respect to all eligible options or as an invalid notice of withdrawal.

      You may not rescind any withdrawal, but you may re-elect to exchange eligible options. Any options you withdraw will thereafter be deemed not properly elected for exchange for purposes of the offer unless you properly re-elect to exchange those options before the expiration date by submitting a new Election Form and following the procedures described above.

      As discussed in Section 6, we intend to make our decision to either accept all properly tendered options or to reject them all on the business day after this offer expires.

      Neither we nor any other person is obligated to give notice of any defects or irregularities in any new Election Form or notice of withdrawal, and no one will be liable for failing to give notice of receipt of any Election Form or any defects or irregularities. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of new Election Forms and notices of withdrawal. Our determinations of these matters will be final and binding.

Section 5.     Acceptance of Options for Exchange and Cancellation; Issuance of Restricted Stock

      On the terms and subject to the conditions of this offer, if we decide to accept all properly tendered options as described in Section 3, we will exchange the eligible options and cancel all options properly tendered and not validly withdrawn before the expiration date. Although your right to the restricted stock will accrue promptly after the expiration of this offer if we decide to accept your eligible options, you will receive your new restricted stock award within approximately four to six weeks after expiration of this offer. The exchange date, and the effective issue date for the shares of restricted stock, will be on or about November 14, 2001, unless the offer is extended.

      For each whole share of our common stock that is subject to an eligible option validly exchanged, you will receive one share of restricted stock as described in Section 1. If you are not a U.S. employee on the date this offer is made or you are not a U.S. employee on the date it expires, you will not be eligible to accept this offer. A “U.S. employee” is an employee of eLoyalty or one of its subsidiaries who is on the U.S. payroll and resides in the United States.

Section 6.     Conditions of the Offer

      Upon expiration of this offer, we will promptly decide to either accept all of the properly tendered eligible options or to reject them all. If we decide to reject them all, we will communicate this to you by e-mail by 5:00 P.M. central time on the business day after this offer expires. If we accept all of the properly tendered options, they will be exchanged and cancelled as described herein. If we reject them all, you will keep all of your current options and you will not receive any restricted stock.

      Notwithstanding any other provision of the offer, we will not be required to accept any eligible options elected for exchange, and we may terminate or amend the offer, or postpone our acceptance and cancellation of any eligible options elected for exchange, in each case, subject to certain securities laws limitations, if at any time on or after October 12, 2001 and before the expiration date of this offer any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any such case and regardless of the circumstances giving rise thereto, including any action or omission to act by us, the occurrence of such event or events makes it inadvisable for us to proceed with the offer or with such acceptance and cancellation of eligible options elected for exchange:

(a) there has been threatened or instituted or is pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the offer, the acquisition of some or all of the options elected for exchange pursuant to the offer, the issuance of restricted stock in exchange for tendered eligible options, or otherwise relates in any manner to the offer or that, in our reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of our Company or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of the offer to us;

(b) there has been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

(i) make the acceptance for exchange of, or issuance of restricted stock in exchange for tendered eligible options for, some or all of the eligible options elected for exchange illegal or otherwise restrict or prohibit consummation of the offer or otherwise relates in any manner to the offer;

(ii) delay or restrict our ability, or render us unable, to accept for exchange, or issue shares of restricted stock for, some or all of the eligible options elected for exchange;

(iii) materially impair the contemplated benefits of the offer to us; or

(iv) materially and adversely affect the business, condition (financial or other), income, operations or prospects of eLoyalty or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries;

(c) there has occurred:

(i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

(ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

(iii) the commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;

(iv) any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that in our reasonable judgment might affect, the extension of credit by banks or other lending institutions in the United States;

(v) any significant decrease in the market price of the shares of our common stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on the business, condition (financial or other), operations or prospects of eLoyalty or our subsidiaries or on the trading in our common stock or that, in our reasonable judgment, makes it inadvisable to proceed with the offer;

(vi) in the case of any of the foregoing existing at the time of the commencement of the offer, a material acceleration or worsening thereof; or

(vii) any decline in either the Dow Jones Industrial Average or the Standard and Poor’s Index of 500 Companies by an amount in excess of 10% measured during any time period after the close of business on October 12, 2001;

(d) there has occurred any change in generally accepted accounting standards that could or would require us for financial reporting purposes to record additional compensation expense, other than that based on our common stock value on the exchange date, against our earnings in connection with the offer;

(e) a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that, other than in connection with the private placement (described in Section 9):

(i) any person, entity or “group,” within the meaning of Section 13(d)(3) of the Securities Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before October 12, 2001;

(ii) any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

(iii) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities; or

(f) any change or changes shall have occurred in the business, condition (financial or other), assets, income, operations, prospects or stock ownership of eLoyalty or our subsidiaries that, in our reasonable judgment, is or may be material to us or our subsidiaries.

      The conditions to the offer are for our benefit. We may assert them at our discretion regardless of the circumstances giving rise to them prior to our acceptance of validly tendered and not withdrawn eligible options. We may waive them, in whole or in part, at any time and from time to time prior to our acceptance of validly tendered and not withdrawn eligible options, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this section will be final and binding upon all persons.

Section 7.     Price Range of Common Stock

      There is no established trading market for the eligible options. Our common stock has been traded on the Nasdaq National Market under the symbol “ELOY” since February 16, 2000, at which time we completed our 100% spin-off from TSC. The following table sets forth, for the periods indicated, the high and low sale price per share of our common stock on the Nasdaq National Market.

	High	Low

Fiscal Year Ended December 30, 2000

First Quarter (from February 16, 2000)	$40.50	$18.44

Second Quarter	$24.00	$10.50

Third Quarter	$18.13	$9.88

Fourth Quarter	$12.88	$3.19

Current Fiscal Year

First Quarter	$12.00	$2.25

Second Quarter	$4.50	$0.60

Third Quarter	$1.02	$0.40

Fourth Quarter (through October 11, 2001)	$0.55	$0.41

      As of October 11, 2001, the last reported sale price of our common stock, as reported by the Nasdaq National Market, was $0.42 per share.

      We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your eligible options.

      On August 2, 2001, we received notice from Nasdaq that our stock price had failed to maintain the minimum closing bid price of at least $1.00 for 30 consecutive trading days. As a result, under then applicable Nasdaq rules, our common stock would have become subject to delisting on October 31, 2001, unless the bid price for our common stock closed above $1.00 for at least ten consecutive trading days before that date or we received a waiver of such requirement from Nasdaq. On September 27, 2001, Nasdaq announced an across the board moratorium on its minimum bid and public float requirements for continued Nasdaq listing, suspending those requirements from the date of its action until January 2, 2002.

      We have proposed a one-for-ten reverse stock split, which, if approved by our stockholders and implemented, is intended to raise the per share price of our common stock above the Nasdaq minimum bid standard. See “Charter Amendments — Reverse Stock Split” in Section 9 of this Offer to Exchange. However, we can give no assurance that the reverse stock split will be approved by our stockholders or implemented, that the price of our common stock will raise above or remain above the Nasdaq minimum bid standard or that Nasdaq otherwise would grant us a waiver from, or implement a continuing suspension of, its minimum bid requirement. If we lose our Nasdaq National Market status, our common stock would trade in the over-the-counter market, which is viewed by most investors as a less desirable, and less liquid, marketplace.

Section 8.     Source and Amount of Consideration; Terms of Restricted Stock

      Consideration. For each whole share of our common stock subject to an eligible option that is exchanged, you will receive one share of restricted stock. As of October 8, 2001, there were issued and outstanding options to purchase 5,311,554 shares of our common stock that are eligible to participate in this Offer to Exchange, and an additional 1,268,721 shares that are eligible to participate in the offer described in the Concurrent Offer to Exchange (as defined in Section 9). If we receive and accept for exchange all outstanding eligible options, we will issue a total of 6,580,275 shares of restricted stock, which would equal approximately 12.7% of the total shares of our common stock outstanding as of October 8, 2001.

      Terms of Restricted Stock. The restricted stock will be issued pursuant to either the 1999 Plan or the 2000 Plan, depending on the Plan under which the options originally were issued, and will be subject to all of the terms and conditions of these Plans. Our statements concerning the Plans and the restricted stock are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, all provisions of the Plans and the restricted stock award. The form of restricted stock award is attached to this Offer to Exchange as Annex A and has been filed as an exhibit to our Tender Offer Statement on Schedule TO, which has been filed with the SEC. Please contact the Tender Offer Team in Lake Forest, Illinois by e-mail at tender  offer@eloyalty.com or telephone at (847) 582-7150, extension 1111, to receive copies of the Plans or forms of the restricted stock award. Copies will be furnished promptly at our expense.

      Awards of restricted stock under the 1999 Plan may be made to any of our employees, officers, directors, consultants and advisors, but awards of restricted stock under the 2000 Plan only may be made to our employees. The shares of restricted stock you receive in exchange for tendered eligible options accepted for payment will be subject to forfeiture and other restrictions until the shares vest. These restrictions include prohibitions against sale, assignment, transfer, exchange, pledge, hypothecation or other encumbrance, other than by will or the laws of descent and distribution, in each case until the shares have vested. In addition, if your tendered options were subject to special vesting arrangements, including (but not limited to) accelerated vesting of those options under certain circumstances described in your employment offer letter or elsewhere, those special vesting arrangements will NOT apply to the shares of restricted stock.

•	Vesting. The shares of restricted stock that you receive will vest quarterly over a 5-year period in accordance with the following vesting schedule. On February 28, 2002, 1/20, or 5%, of the shares of restricted stock you receive will vest, assuming you are still employed by us on the vesting date. Thereafter, 1/20, or 5%, of the shares of restricted stock you receive will vest on the last calendar day of the third month of each full three-month period following the first vesting date, assuming you are still employed by us on each subsequent vesting date. However, if you terminate your employment by reason of your death or disability (as defined in the applicable restricted stock award), all of the shares of restricted stock that you receive will become immediately vested. If you terminate your employment by reason of your retirement (with our approval at age 55 or greater and with at least 5 years of continuous service with us), an additional 20% of your total shares of restricted stock (but not in excess of the remaining number of shares not yet vested under the restricted stock award) that you receive will become immediately vested.

•	Forfeiture. Prior to vesting, your restricted stock will be subject to complete forfeiture if you cease to be employed for any reason other than your death, retirement or disability (as defined in the applicable restricted stock award).

•	Change in Control. Upon a Change in Control, which is defined in our 1999 Plan and our 2000 Plan to include certain acquisitions of beneficial ownership of 25% or more of our voting securities, a change in a majority of the Board of Directors, or a consummation of a reorganization, merger or consolidation or sale or disposition of all or substantially all of our assets (unless, among other conditions, our stockholders receive 60% or more of the stock of the surviving company) or the consummation of a liquidation or dissolution of eLoyalty, the Board of Directors will have the discretion to make such adjustments to outstanding awards under the Plans as it deems appropriate, including, without limitation, causing some or all outstanding grants or awards under the Plans to become immediately vested. Notwithstanding the foregoing, in no event will the private placement or the rights offering be deemed to constitute a “Change in Control” for purposes of the Plans.

      Stock Certificates. Until your restricted stock vests, it will be held in our custody or in the custody of the transfer agent, or maintained as restricted stock in a book entry account. You will not receive a stock certificate for your shares of restricted stock. Rather, your award of restricted stock will be evidenced by the restricted stock award. On February 28, 2002, if you are still employed by us, the number of shares of common stock corresponding to 1/20, or 5%, of your original award of restricted stock will be deposited into your E*Trade account, subject to our withholding of whole shares having an aggregate fair market value, on the date the tax is to be determined, equal to the amount of applicable withholding taxes. On each subsequent vesting date, if you are still employed by us, the number of shares of common stock corresponding to 1/20, or 5%, of your original award of restricted stock will be deposited into your E*Trade account, subject to payment of applicable withholding taxes. You will have voting rights and dividend rights, if any (subject to the transfer and forfeiture restrictions discussed above), with respect to all shares of restricted stock you receive in the offer as of the effective date of the grant of restricted stock. However, to the extent you receive any rights in our proposed rights offering with respect to the shares of restricted stock that you receive in this offer, you will agree not to exercise such rights. We will deliver to you, by mail or otherwise, all notices of meetings, proxy statements, proxies and other materials distributed to our stockholders. In addition, we reserve the right to alter the stock deposit mechanics from time to time.

      Tax Consequences. You should refer to Section 13 for a discussion of the U.S. federal income tax consequences of shares of restricted stock and the eligible options, as well as the consequences of accepting or rejecting this offer.

      Registration of Shares of Restricted Stock. All shares of restricted stock issuable in connection with this offer have been registered under the Securities Act on a registration statement on Form S-8 filed with the SEC. Certain of our officers and directors may be deemed to be “affiliates” under the Securities Act and, as such, are subject to restrictions on the public resale of the shares they acquire in this offer. Unless you are considered an “affiliate” of eLoyalty, upon vesting you will be able to sell your shares of restricted stock free of any transfer restrictions under applicable securities laws.

Section 9.     Information About eLoyalty Corporation

     General

      We are a leading management consulting and systems integration company focused exclusively on building customer loyalty. We have professionals in offices throughout North America, Europe and Australia. The broad range of enterprise customer relationship management (“CRM”) services that we provide includes creating business strategy, defining technical architecture, selecting, implementing and integrating CRM software applications and providing ongoing support for multi-vendor systems. The combination of our methodologies and technical expertise enables us to help deliver the tangible economic benefits of customer loyalty to our clients. Since our inception in 1994 as a business unit of TSC, we have developed management consulting and technology capabilities in an effort to lead the development of, and stay at the forefront of, the CRM market, with the specific focus on incorporating new technologies into CRM solutions.

      We were incorporated in Delaware in May 1999 as a wholly-owned subsidiary of TSC in anticipation of a spin-off from TSC. In February 2000, TSC transferred the business of its eLoyalty division to the recently formed Delaware corporation and declared a dividend, payable to TSC stockholders, based upon a ratio of one share of our common stock for every one share of TSC common stock held. Effective February 15, 2000, the shares of our common stock were distributed to TSC’s stockholders and eLoyalty became a separate, publicly-traded company.

      Our executive offices are located at 150 Field Drive, Suite 250, Lake Forest, Illinois 60045, and our telephone number at that address is (847) 582-7000.

     Concurrent Offer

      We concurrently are offering our non-U.S. employees the opportunity to exchange their eligible options for the right to receive shares of our common stock subject to the terms and conditions of an installment stock award, which we refer to as “installment stock awards.” Shares of common stock subject to eligible options will be exchanged for shares of common stock subject to installment stock awards on a one-for-one basis, subject to elimination of any fractional shares covered by tendered options. We are making the offer to our non-U.S. employees upon the terms and subject to the conditions described in a “Concurrent Offer to Exchange” and related documents.

     Recent Developments

      Although the current business environment remains challenging, we have experienced some stabilization in our North American sales expectations over the past 60 days. We have won several engagements with new clients and sold additional project work to certain existing clients within the pharmaceutical, insurance, healthcare and automotive industries.

      Based on our current demand, we continue to expect to report revenues of between $25 million to $28 million for our third quarter ending September 30, 2001.

      As of September 30, 2001, we had not experienced any material financial impact on current client commitments as a result of the terrorist attacks in the United States on September 11, 2001. However, it is too early to assess the impact, if any, of these events and any responsive actions on our future business outlook.

      We have completed a substantial reorganization of our North American business. Under the new organization, all field personnel will be in one of two areas:

•	Demand groups — focusing on revenue generation and the management of client relationships; and

•	Delivery groups — fulfilling client engagements and expanding our methodologies and capabilities.

      We expect that the reorganization will increase our focus on clients by enabling demand executives to concentrate on client relationship activities, improve our operational effectiveness and efficiency by aligning billable consultants around core skills and enhance the quality of the work we deliver to our clients.

      In addition, we have made several improvements to our business operating processes. These process improvements have led to improved cash collections, reduced non-billable expenses and improved focus on utilization management during the third quarter 2001.

      We have taken additional cost reduction actions in September, including headcount reductions. We currently estimate that these cost reduction actions will result in an estimated $3.0 million to $4.0 million special charge in the third quarter of 2001. We expect that these actions will result in quarterly pre-tax savings of approximately $4 million dollars, which we expect will enable us to move close to operating cash flow break even, assuming revenues continue to be stable. We plan to extend the new structure and processes throughout our international business in the fourth quarter and, in doing so, expect to eliminate additional redundant expenses.

     Private Placement

      We have entered into a share purchase agreement with two of our existing stockholders, Technology Crossover Ventures and Sutter Hill Ventures, under which these investors have agreed to purchase up to $25.0 million of a new series of our preferred stock, 7% Series B convertible preferred stock, in a private placement that will close concurrently with the rights offering described below. The purchase price per share of preferred stock will be the lesser of (i) $0.51, and (ii) 90% of the average of the last sales prices of our common stock over the twenty trading days through and including the fourth trading day prior to the closing, subject to adjustment for the proposed one-for-ten reverse split of our common stock. If the reverse split is effected as proposed, the purchase price per share of preferred stock will be the lesser of $5.10 and 90% of the average price of our common stock on a pre-split basis multiplied by ten. Technology Crossover Ventures, which currently owns 7,430,440 shares, or approximately 13.1%, of our common stock, has agreed to purchase up to $15 million of preferred stock, and Sutter Hill Ventures, which, together with certain related entities, currently owns 2,123,004 shares, or approximately 3.8%, of our common stock has agreed to purchase up to $10 million of preferred stock. The foregoing percentages assume the issuance of 5,000,000 shares of common stock in connection with this Offer and the offer to non-U.S. employees described in the Concurrent Offer to Exchange.

      In connection with the private placement, we are conducting the rights offering (described below) in which our existing common stockholders on the record date for the rights offering, October 8, 2001, are being offered the right to purchase Series B convertible preferred stock at the same price as the investors in the private placement.

      The closing of the private placement is conditioned upon stockholder approval of the private placement and other conditions, including that all of the representations and warranties we made in the share purchase agreement are true in all material respects, that our business has not suffered a material adverse change and that we have received an opinion of counsel to the effect that the private placement and rights offering will not cause the distribution of our stock by TSC in February 2000 to be taxable under Section 355(e) of the Internal Revenue Code of 1986, as amended. The closing of the private placement is also conditioned upon the closing of the rights offering and approval by our stockholders and consummation by us of certain changes to our authorized capital and the one-for-ten reverse stock split described below. The investors in the private placement will not exercise their rights in the rights offering.

      For our 100% spin-off from TSC in February 2000 to remain tax free to TSC, no person or persons may acquire, directly or indirectly, 50% or more of our stock, measured by voting power or value, as part of a plan that includes the spin-off. Under applicable tax laws, there is a rebuttable presumption that any acquisitions of our voting stock within two years before or after the spin-off are part of such a plan. Although we do not believe that the issuance of the preferred stock in connection with the private placement and the rights offering should be treated as part of such a plan, we have structured the private placement and the rights offering in a way that we believe will enable our spin-off to remain tax-free to TSC even if the issuances were treated as part of such a plan.

      As a result of this structure, the maximum amount of preferred stock that we can issue in the private placement, without issuing any additional shares in the rights offering, is approximately 22.1 million shares, which would result in a maximum of $11.3 million in proceeds. The proceeds from the private placement would decrease if the purchase price of the preferred stock is less than $0.51 per share (or $5.10 per share after giving effect to the proposed reverse stock split). In addition, if there were a decline in the value of our common stock prior to the closing of the private placement, the number of shares of preferred stock that we may issue in the private placement and our proceeds from the private placement may decrease because, upon completion of the private placement, the value of the shares of common stock and preferred stock held by the investors in the private placement must be less than half of the total value of our outstanding common and preferred shares. However, if we issue shares in the rights offering, we will be able to issue additional shares in the private placement because the shares issued in the rights offering would reduce the ownership percentage of the investors in the private placement.

      The Series B convertible preferred stock is a new series of preferred stock that our board of directors has authorized in connection with the private placement and the rights offering. Each share of preferred stock will accrue dividends at a rate of 7% per annum, will be entitled to a preference upon liquidation and will be convertible into one share of our common stock beginning six months after the closing date of the rights offering, subject to adjustment for stock splits, stock dividends and similar actions. The preferred stock may not be transferred until one year after the closing date, subject to limited exceptions.

      We have also agreed to use our reasonable best efforts to register under the Securities Act the shares of common stock issuable upon conversion of the preferred stock issued in the private placement within 180 days after the closing date.

      In connection with the private placement, we have amended our Rights Agreement, dated March 17, 2000, to allow Technology Crossover Ventures to acquire up to 35% of our outstanding common stock, and Sutter Hill Ventures to acquire up to 20% of our outstanding common stock, without any adverse effects under the Rights Agreement.

     Rights Offering

      We are distributing non-transferable rights to purchase shares of our new 7% Series B convertible preferred stock to holders of record of our common stock on October 8, 2001. Each right entitles our stockholders to purchase shares of our Series B convertible preferred stock at the same price as the investors in the private placement.

      We are conducting the rights offering for two principal reasons:

•	to raise additional capital for our business; and

•	to allow our stockholders to maintain their approximate percentage ownership in eLoyalty by purchasing the same class of security at the same price as the investors in the private placement.

      The proceeds from the rights offering will depend on the number of rights that are exercised and the dollar amount subscribed for per right. The maximum proceeds to us from the rights offering, assuming all of the rights are exercised for the maximum dollar amount of preferred stock per right, will be approximately $64.1 million. However, we do not expect all of the rights to be exercised. If none of the rights are exercised, we will not receive any proceeds from the rights offering. In addition to the proceeds from the rights offering itself, the rights offering may also allow us to raise additional proceeds in the private placement, as described above.

      Because of the tax restrictions relating to our February 2000 spin-off, we have structured the rights offering to limit the number of shares that our stockholders may purchase upon exercise of their rights. The maximum number of shares that they may purchase in the rights offering is limited to the number of shares that will allow them to maintain, but not increase, their approximate ownership percentage in eLoyalty immediately prior to the private placement and the rights offering, but excluding shares of our common stock acquired after the record date for the rights offering.

      The declaration by the board of directors of the distribution of the rights is conditioned on our ability to distribute the rights within 60 days of the record date. If we are unable to distribute the rights by December 7, 2001, the distribution of the rights declared by the board of directors will not take effect and the board of directors will declare a new distribution of rights, having identical terms as the currently declared distribution, with a new record date. If we are required to establish a new record date for the rights offering, such record date may be after the date we complete this offer, in which case you would receive rights for shares of restricted stock you receive in this offer. However, because of the tax restrictions relating to our February 2000 spin-off, if you receive any rights with respect to the shares of restricted stock that you receive in this offer, you must agree not to exercise such rights.

      The rights offering is conditioned upon the closing of the private placement, and the private placement is conditioned upon the closing of the rights offering. As a result, the rights offering and the private placement will close concurrently.

Charter Amendments

Capitalization Increase

      Our Certificate of Incorporation currently authorizes the issuance of 100,000,000 shares of common stock and 10,000,000 shares of preferred stock. On September 24, 2001, in connection with approval of the private placement and rights offering, our board of directors adopted resolutions, subject to stockholder approval, proposing an amendment to our Certificate of Incorporation. This amendment provides for an increase in the authorized number of shares of our common stock from 100,000,000 shares to 500,000,000 shares and an increase in the authorized number of shares of our preferred stock from 10,000,000 shares to 40,000,000 shares. If approved by our stockholders, such amendment would become effective upon the filing of a Certificate of Amendment to our Certificate of Incorporation with the Secretary of State of the State of Delaware. Upon the effectiveness of such filing, we intend to increase the number of authorized shares of Series A junior participating preferred stock which have been reserved in connection with our Rights Agreement from 1,000,000 to 5,000,000.

      We are seeking stockholder approval for this increase in our authorized capital stock so that (i) we have sufficient authorized shares to satisfy our obligations to issue shares of Series B convertible preferred stock pursuant to the private placement and the rights offering and to issue shares of our common stock upon conversion of shares of Series B convertible preferred stock and (ii) after completion of these transactions we continue to have an adequate amount of authorized and unissued capital stock that we may use to meet our future needs, including issuances of capital stock to meet working capital needs, facilitate growth and to form strategic relationships and alliances.

      The issuance of additional shares of common stock or preferred stock may, depending on the timing and circumstances, dilute earnings per share and book value per share as well as have a dilutive effect on stockholder’s equity and voting rights. The issuance of additional shares, or the perception that additional shares may be issued, may also adversely effect the market price of the common stock. We cannot predict what effect, if any, the proposed increase in our authorized common stock will have on the market price of our existing or post-reverse stock split common stock.

      We will not effect the increase in our authorized capital unless we are also proceeding with the private placement, the rights offering and the reverse stock split.

Reverse Stock Split

      We intend to effect a one-for-ten reverse split of our common stock shortly before the closing of the rights offering, subject to stockholder approval. We are effecting the reverse stock split (1) to reduce the number of our shares that will be outstanding after giving effect to the private placement and the rights offering to allow us to rationalize our resulting equity capital structure, (2) to enhance the acceptability and marketability of our common stock to the financial community and the investing public, and (3) to attempt to increase the per share market price of our common stock above the $1.00 minimum bid level required to maintain our Nasdaq National Market listing.

      On August 2, 2001, Nasdaq formally notified us of our failure to comply with the Nasdaq Marketplace Rule 4310(c)(4), because our common stock had failed, for more than 30 consecutive days, to maintain the $1.00 minimum bid price. Pursuant to Nasdaq Marketplace Rule 4310(c)(8)(B), Nasdaq gave us 90 calendar days, or until October 31, 2001, to regain compliance with the Rule by having a minimum bid price for our common stock of at least $1.00 for at least ten consecutive trading days (although Nasdaq has discretion to require a longer period) prior to October 31, 2001. Nasdaq notified us that, if we were unable to demonstrate compliance on or before October 31, 2001, our common stock would be subject to delisting from the Nasdaq National Market.

      On September 27, 2001, before the deadline specified in our notification letter, Nasdaq announced a moratorium on the $1.00 minimum bid requirement for continued listing. Nasdaq suspended this requirement until January 2, 2002, including with respect to companies that were under review for bid price deficiencies prior to the suspension, such as eLoyalty. Nasdaq has indicated, however, that during the suspension it will consider whether to recommend further and more permanent action. As of the date of this Offer to Exchange, we are in compliance with the other Nasdaq National Market listing criteria, but the closing bid price of our common stock has been below $1.00 since June 19, 2001. Because we cannot predict what action, if any, Nasdaq may take with respect to its minimum bid requirement or our continued listing from and after January 2, 2002, and because of other potentially negative effects that may be associated with a low stock price, we continue to believe that we should be granted the authority to implement the reverse stock split.

      If a delisting were to occur, our common stock would trade on the OTC Bulletin Board or in the “pink sheets” maintained by the National Quotation Bureau, Inc. These alternatives are generally considered to be less efficient markets. In addition, if our common stock were to become delisted from trading on the Nasdaq National Market and the trading price were to remain below $5.00 per share, trading in our common stock may also be subject to the requirements of certain rules promulgated under the Securities Exchange Act of 1934, which require additional disclosures by broker-dealers in connection with any trades involving a stock defined as a “penny stock” (generally, any non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to certain exceptions). The additional burdens imposed upon broker-dealers by these requirements could discourage broker-dealers from facilitating trades in our common stock, which could severely limit the market liquidity of the stock and the ability of investors to trade our common stock.

      We also believe that certain securities firms fail to follow and research companies having lower-priced securities. Those firms also may discourage their registered representatives from recommending the purchase of lower-priced securities. In addition, the policies and practices of some brokerages houses tend to discourage individual brokers within those firms from dealing in lower-priced stocks. Some of these policies and practices relate to the payment of brokers’ commissions and to time-consuming procedures that tend to make the handling of lower-priced stocks economically unattractive to brokers.

      We believe that the low per share market price of our common stock impairs its marketability and acceptance to institutional investors and other members of the investing public and creates a negative impression of eLoyalty. Theoretically, the number of shares outstanding should not, by itself, affect the marketability of the shares, the type of investor who would be interested in acquiring them, or our reputation in the financial community. In practice, however, many investors and market makers consider low-priced stock as unduly speculative in nature and, as a matter of policy, avoid investment and trading in such stocks. These factors may adversely affect not only the pricing of our common stock but also its liquidity and our ability to raise additional capital through the sale of stock.

      We believe that the reverse stock split will improve the price level of our common stock so that we are able to maintain compliance with the Nasdaq minimum bid requirements (as in effect prior to the recent suspension) and avoid delisting. However, we cannot predict the effect of the reverse stock split upon the market price for our common stock, and the history of similar stock split combinations for companies in like circumstances is varied. There can be no assurance that the market price per new share of our common stock after the reverse stock split will rise in proportion to the reduction in the number of shares of our common stock outstanding. There can be no assurance that, as a result of the reverse stock split, the market price per share of common stock will either exceed or remain in excess of the $1.00 minimum bid price as required by Nasdaq prior to its recent suspension of that requirement, or otherwise meet the requirements of Nasdaq for continued inclusion for trading on the Nasdaq National Market. The market price of our common stock is based on our performance and other factors, some of which may be unrelated to the number of shares outstanding.

Financial Information

      This Offer to Exchange and the Tender Offer Statement on Schedule TO that we filed with the SEC in connection with this Offer to Exchange incorporate certain financial information about eLoyalty included in

•	pages 33 through 50 of our Annual Report to our stockholders for the fiscal year ended December 30, 2000 and

•	pages 1 through 7 of our Quarterly Report on Form 10-Q for the period ended June 30, 2001.

      For the year ended December 31, 1999 and for the six-month period ended June 30, 2000, our ratios of earnings to fixed charges were 18.09x and 2.27x, respectively. As used herein, the ratio of earnings to fixed charges represents the ratio of earnings before income taxes plus fixed charges to fixed charges. Fixed charges include net cash interest expense plus a reasonable approximation of the interest portion (33%) of rent expense. For the year ended December 30, 2000 and the six-month period ended June 30, 2001, our earnings were inadequate to cover fixed charges, with coverage deficiencies of $0.9 million and $48.0 million, respectively.

      As of June 30, 2001, our book value per share was $1.82, based on our total stockholders’ equity of approximately $93,767,000 and 51,661,163 total shares of our common stock issued and outstanding. Assuming we issue 5,000,000 shares of common stock in connection with this offer and the offer to non-U.S. employees described in the Concurrent Offer to Exchange, our book value per share on a pro forma basis would be $1.65 as of June 30, 2001.

      Please see Section 16 of this document for information about how to obtain copies of our SEC filings.

Other Considerations

      There are many risks inherent in our business. These risks include, but are not limited to, the following: our ability to maintain our common stock listing on Nasdaq; our ability to attract new clients and continuation of existing and new business from existing clients; our reliance on major clients and suppliers, increasing client concentration and maintenance of good relations with key business partners; maintenance of our reputation and financial strength to remain competitive; management of the risks associated with increasingly complex client projects and new services offerings, including risks involving the variability and predictability of the number, size, scope, cost and duration of, and revenues from, client engagements, unanticipated cancellations or deferrals, collection of billed amounts, shifts from time and materials to alternative or value-based pricing and variable employee utilization rates, project personnel costs and project requirements; management of risks relating to adjustments in our operations, business model or geographic business locations; continued access to capital resources to meet our operating and financial needs; our realization of certain deferred tax assets which may require a valuation allowance if operating results do not improve in the future; implementation of appropriate infrastructure in a timely and cost-effective manner; our ability to attract, motivate and retain highly skilled employees in a competitive information technology labor market; demand for CRM services and software generally and continuing intense competition in the information technology services industry generally and particularly in the provision of CRM services and software; the rapid pace of technological innovation in the information technology services industry and the ongoing challenge of creating innovative solutions that meet client expectations; risks associated with our global operations; future legislative, regulatory or legal actions affecting the information technology services industry or the protection of our intellectual property rights; the continued impact of the slowdown in the economy on our financial results; and other general business, capital market and economic conditions and volatility.

      In addition, you should consider the factors under the heading “Risk Factors,” which are included in our registration statement on Form S-3, relating to our proposed rights offering.

Section 10.	Interests of Directors and Officers; Transactions and Arrangements About the Options

      Our non-employee directors are not eligible to tender options for exchange under the offer. Our director who is also an employee is eligible to tender his options on the same terms and conditions as our other employees.

      A list of our directors and executive officers and the number of shares of our common stock beneficially owned by each of them is included in Annex B to this Offer to Exchange.

      As of September 30, 2001, our executive officers as a group and non-employee directors as a group beneficially owned eligible options outstanding under our Plans to purchase a total of 2,798,830 and 677,086 shares of our common stock, respectively, which then represented approximately 42.5% and 10.3%, respectively, of the shares subject to all eligible options outstanding under these Plans as of that date.

      Some of our executive officers have elected to surrender shares of common stock to us in the ordinary course of business to satisfy tax withholding obligations in connection with the monthly vesting of portions of restricted stock awards they have received. Furthermore, several of our executive officers have made within the last 60 days, and we anticipate they will make, common stock purchases under our 1999 Employee Stock Purchase Plan in the ordinary course pursuant to the terms of such plan.

      In addition, in June 2001, Mr. Steven Pollema, eLoyalty’s Senior Vice President of Operations, entered into an employment agreement with eLoyalty pursuant to which Mr. Pollema agreed to use 60% of the proceeds he received from a sign-on bonus in the form of a forgivable loan to purchase $150,000 worth of shares of our common stock. Mr. Pollema has not yet purchased shares in satisfaction of this agreement and, in order to permit his compliance with federal securities laws, we have agreed to afford him additional time in which to do so.

      Except as otherwise described above and other than ordinary course grants of stock options to employees who are not executive officers or executive officers who have since terminated employment, there have been no transactions in options to purchase our common stock or in our common stock which were effected during the past 60 days by eLoyalty or, to our knowledge, by any executive officer, director, affiliate or subsidiary of eLoyalty.

Section 11.	Status of Options Acquired by Us in the Offer; Accounting Consequences of the Offer

      Eligible options we acquire in connection with the offer will be cancelled and the shares of common stock that may be purchased under those options will be issued as restricted stock in the offer. Neither the shares of restricted stock issued in exchange nor the eligible options will be treated for financial reporting purposes as variable awards. However, we will record additional non-cash compensation expense as and when the restricted stock vests based on our common stock’s value on the date that we accept tendered eligible options for exchange.

Section 12.	Legal Matters; Regulatory Approvals

      We are not aware of any license or regulatory permit material to our business that might be adversely affected by the offer, or of any approval or other action by any governmental, administrative or regulatory authority or agency that is required for the acquisition or ownership of the options or the issuance of the restricted stock in exchange for options as described in the offer. If any other approval or action should be required, we presently intend to seek the approval or endeavor to take the action. This could require us to delay the acceptance of, and exchange for, eligible options returned to us. We cannot assure you that we would be able to obtain any required approval or take any other required action. Our failure to obtain any required approval or take any required action might result in harm to our business. Our obligation under the offer to accept exchanged options and to issue restricted stock is subject to the conditions described in Section 6.

Section 13.	Material U.S. Federal Income/ Withholding Tax Consequences

      The following is a general summary of the material U.S. federal income tax and withholding tax consequences for U.S. citizens and residents only of the exchange of eligible options for restricted stock pursuant to this offer. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change (possibly on a retroactive basis). This summary does not discuss all the tax consequences that may be relevant to you in light of your particular circumstances and it is not intended to be applicable in all respects to all categories of stockholders.

      YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PARTICIPATING IN THIS OFFER AND FILING AN ELECTION UNDER SECTION 83(b) OF THE INTERNAL REVENUE CODE, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

      General. There are no immediate tax consequences of receiving restricted stock in exchange for your eligible options, unless you make an election under Section 83(b) of the Internal Revenue Code (see below). If you do not make a Section 83(b) election, upon each quarterly vesting of shares of restricted stock, you will be required to recognize ordinary income in an amount equal to the fair market value of the shares of restricted stock than vesting, determined on such quarterly vesting date. All taxes that must be withheld with respect to that income will be due to eLoyalty immediately and will be funded as described below. Unless you file an election under Section 83(b) of the Internal Revenue Code, your acceptance of the offer will constitute your agreement to authorize us to withhold the number of whole shares necessary to satisfy withholding tax requirements at the time such shares of restricted stock vest, as described below.

      Section 83(b) Election. If you choose to make an election under Section 83(b) of the Internal Revenue Code, (i) the election must be filed with the Internal Revenue Service (at the office where you file your federal income tax return) within 30 days of the exchange; (ii) a copy of the election must be attached to the federal income tax return for the year including the date of the exchange; and (iii) a copy of the election must be provided to the Tender Offer Team in Lake Forest, Illinois by facsimile, mail or courier delivery. If you make a Section 83(b) election, you will be required to recognize ordinary income at the time of the exchange in an amount equal to the fair market value on the date of the exchange of all of the shares of restricted stock you receive in the offer, and you will be required to pay all applicable taxes at that time by submitting the appropriate amount to us in cash. If after you make a Section 83(b) election, any of your shares of restricted stock are forfeited, i.e., you leave eLoyalty before the shares are fully vested, you are not entitled to a deduction for the loss associated with the forfeited shares, nor are you entitled to a refund of the taxes you already paid with respect to those shares. However, if you make a Section 83(b) election, any appreciation in value between the issuance of restricted stock to you in exchange for options on the exchange date and the lapse of the restrictions on (vesting of) your restricted shares is no longer potential ordinary (compensation) income to you. Instead, if you hold the restricted stock until after the shares vest (assuming you remain employed by us and the shares are not forfeited) and subsequently sell at a gain the shares of common stock issued upon vesting, the gain will be taxed as capital gain as opposed to ordinary income. If the shares have been held for more than one year, measured from the exchange date if you have made and filed a Section 83(b) election, the capital gain will be subject to long-term tax rates.

      Withholding Taxes. At the time you recognize ordinary income (either upon vesting or if you make an election under Section 83(b) of the Internal Revenue Code upon grant), we will have a withholding tax obligation, much like the obligation that arises when we pay you your salary or a bonus. This ordinary income will be reflected on your year-end W-2. If you make a Section 83(b) election you must pay over to us in cash the amount of the withholding taxes at the time you make such election. If we receive a copy of your Section 83(b) election without a payment for the required withholding taxes, we will demand payment and if we do not receive prompt payment, we will withhold the required taxes from the other compensation you are owed from eLoyalty. In order to satisfy the payment of this withholding tax obligation for shares not subject to an election under Section 83(b) of the Internal Revenue Code, by accepting this offer, you agree that

eLoyalty will be entitled to withhold the number of whole shares having an aggregate fair market value, on each quarterly vesting date on which tax is to be determined, necessary to satisfy the amount of applicable withholding taxes.

Section 14.	Extension of Offer; Termination; Amendment

      We may at any time and from time to time, extend the period of time during which the offer is open and delay accepting any eligible options surrendered or exchanged by publicly announcing the extension and giving oral or written notice of the extension to the option holders.

      Prior to the expiration date of the offer, we may postpone our decision of whether or not to accept and cancel any eligible options in our discretion. In order to postpone accepting or canceling, we must publicly announce the postponement and give oral or written notice of the postponement to the option holders. Our right to delay accepting and canceling eligible options is limited by Rule 13e-4(f)(5) under the Securities Exchange Act, which requires that we must pay the consideration offered or return the surrendered options promptly after we terminate or withdraw the offer.

      Prior to the expiration date of the offer, we may terminate the offer if any of the conditions described in Section 6 occurs. In such event, any tendered eligible options will continue to be held by the tendering option holder as if no tender had occurred.

      As long as we comply with any applicable laws, we reserve the right, in our sole discretion, to amend the offer in any way, including decreasing or increasing the consideration offered in the offer to option holders or by changing the number or type of options eligible to be exchanged in the offer.

      We may amend the offer at any time by publicly announcing the amendment. If we extend the length of time during which the offer is open, the amendment must be issued no later than 9:00 A.M., central time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement relating to the offer will be made by issuing a press release.

      If we materially change the terms of the offer or the information about the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. Under these rules, the minimum period an offer must remain open following material changes in the terms of the offer or information about the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances. If we decide to take any of the following actions, we will publish notice of the action:

•	increase or decrease what we will give you in exchange for your eligible options; or

•	change the number or type of options eligible to be exchanged in the offer.

      If the offer is scheduled to expire within ten business days from the date we notify you of such an increase, decrease or change, we will also extend the offer for a period of at least ten business days after the date the notice is published.

Section 15.	Fees and Expenses

      We will not pay any fees or commissions to any broker, dealer or other person for asking option holders to exchange eligible options under this offer.

Section 16.	Additional Information

      This Offer to Exchange is a part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to exchange your options:

(a) our annual report on Form 10-K for our fiscal year ended December 30, 2000, filed with the SEC on March 20, 2001;

(b) our quarterly reports on Form 10-Q for our quarters ended March 31, 2001 and June 30, 2001, filed with the SEC, respectively, on May 15, 2001 and August 14, 2001;

(c) our current reports on Form 8-K, filed with the SEC on February 26, 2001 and September 25, 2001;

(d) our definitive proxy statement for our 2001 annual meeting of stockholders, filed with the SEC on April 6, 2001;

(e) our preliminary proxy statement for our 2001 special meeting of stockholders, filed with the SEC on October 4, 2001;

(f) our registration statement on Form S-8 (registering shares to be issued under our 1999 Employee Stock Purchase Plan (the “1999 Purchase Plan”)), filed with the SEC on February 9, 2000 and amended on February 14, 2000;

(g) our registration statement on Form S-8 (registering shares to be issued under our 1999 Stock Incentive Plan (the “1999 Plan”)), filed with the SEC on February 14, 2000;

(h) our registration statement on Form S-8 (registering shares to be issued under our 2000 Stock Incentive Plan (the “2000 Plan”)), filed with the SEC on July 26, 2000;

(i) our registration statement on Form S-8 (registering additional shares to be issued under the 1999 Purchase Plan), filed with the SEC on August 28, 2001;

(j) our registration statement on Form S-8 (registering additional shares to be issued under the 2000 Plan), filed with the SEC on August 28, 2001;

(k) our registration statement on Form S-3, filed with the SEC on September 24, 2001; and

(l) the description of our common stock included in our registration statement on Form 8-A, which was filed with the SEC on January 20, 2000 and subsequently amended on March 24, 2000, including any further amendments or reports we file for the purpose of updating that description.

      The SEC file number for these filings, other than our registration statements on Forms S-3 and S-8, is 0-27975. These filings and our other SEC filings may be examined, and copies may be obtained, at the public reference facility maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC’s Internet site at http://www.sec.gov.

      Our common stock is quoted on the Nasdaq National Market under the symbol “ELOY,” and our SEC filings can be read at the following Nasdaq address:

Nasdaq Operations

1735 K Street, N.W.
Washington, D.C. 20006

      We will also provide without charge to each person to whom we deliver a copy of this Offer to Exchange, upon their written or oral request, a copy of any or all of the documents to which we have referred you, other than exhibits to these documents (unless the exhibits are specifically incorporated by reference into the documents). Requests should be directed to:

eLoyalty Corporation

Attn: Investor Relations
150 Field Drive
Suite 250
Lake Forest, Illinois 60045

or by telephoning our Investor Relations Department at (847) 582-7000 between the hours of 9:00 A.M. and 5:00 P.M., central time.

      As you read the documents listed in this Section 16, including documents subsequently filed by us with the SEC under the Securities Exchange Act of 1934, you may find some inconsistencies in information from one document to another. Should you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document. You should assume that any information in any document is accurate only as of its date.

      The information contained in this Offer to Exchange about eLoyalty should be read together with the information contained in the documents to which we have referred you in this Offer to Exchange.

Section 17.	Forward Looking Statements; Miscellaneous

      Statements made in this Offer to Exchange may not qualify as forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. If at any time, we become aware of any jurisdiction where the making of this offer violates the law, we will make a good faith effort to comply with the law. If we cannot comply with the law, the offer will not be made to, nor will exchanges be accepted from or on behalf of, the option holders residing in that jurisdiction.

      We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will elections to exchange be accepted from or on behalf of, the option holders residing in such jurisdiction.

      WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE OR REFRAIN FROM ELECTING TO EXCHANGE YOUR ELIGIBLE OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED ELECTION FORM. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

ANNEX A

FORM OF RESTRICTED STOCK AWARD

      eLoyalty Corporation, a Delaware corporation (the “Company”), hereby grants to the individual whose name appears below (the “Participant”), pursuant to the provisions of the eLoyalty Corporation [1999/2000] Stock Incentive Plan (the “Plan”), a Restricted Stock Award (this “Award”) of shares of its Common Stock, $0.01 par value per share (the “Restricted Shares”), as set forth below but only upon and subject to the terms and conditions set forth herein, in the Plan, and in Annex I hereto.

      All terms and conditions set forth in Annex I and the Plan are deemed to be incorporated herein in their entirety. All capitalized terms used in this Award and not otherwise defined herein have the respective meanings assigned to them in Annex I or the Plan.

Participant’s Name:	[Full Name of Participant]

Number of Restricted Shares Subject to Award:	[Total Number of Shares]

Date of Award Grant (“Award Date”):	[Award Date]

Vesting Provisions:

(a) The Participant’s Restricted Shares will become vested in 20 equal quarterly increments equal to 5% of the Restricted Shares, beginning February 28, 2002, and ending November 30, 2006; provided that the Participant is employed by the Company on such dates. If the application of this paragraph (a) would result in the Participant vesting in a fraction of a share of Common Stock, such fractional share of Common Stock shall be rounded up to the next whole share, in which case adjustments may be made to future vesting increments to prevent exceeding the total number of Restricted Shares subject to the Award, as provided above.

(b) If the Participant’s employment or service with the Company terminates for any reason other than death, Disability or Retirement before all of the Participant’s Restricted Shares have become vested under this Award, the Participant’s Restricted Shares that have not become vested will be forfeited on and after the effective date of the termination.

(c) If the Participant’s employment or service with the Company is terminated on account of the Participant’s death or Disability, all Restricted Shares that have not otherwise vested under this Award will then become fully vested as of the date of such event. For purposes of this Award, “Disability” means a physical or mental condition of a Participant resulting from a bodily injury, disease or mental disorder that renders the Participant eligible for benefits under the Company’s long-term disability plan (as in effect as of the date of the Participant’s termination of employment and regardless of whether the Participant is otherwise eligible for benefits under such plan), as determined by the Company in its sole discretion.

(d) If the Participant’s employment or service with the Company terminates by reason of the Participant’s retirement with the Company’s approval at age 55 or greater and with at least 5 years of continuous service with the Company, or with the Company and its predecessor on a combined and uninterrupted basis (“Retirement”), an additional 20% of the Restricted Shares subject to this Award (but not in excess of the remaining number of Restricted Shares not yet vested under this Award) will then become fully vested as of the date of the Participant’s Retirement.

(e) Notwithstanding the foregoing, if the Participant terminates employment or service with the Company because he or she has become employed by an affiliate or subsidiary of the Company, the Participant shall continue to vest in the Restricted Shares in accordance with the vesting schedule set forth in the preceding paragraph, and the Participant’s cessation of employment or service with the Company shall not be deemed a forfeiture event hereunder.

(f) The Board of Directors will have the right to determine, in its sole discretion, how a Participant’s leave of absence will affect the terms of this Award, including the vesting of Shares hereunder.

A-1

(g) The Company will not have any further obligations to the Participant under this Award if the Participant’s Restricted Shares are forfeited as provided herein.

          General:

      This Award is subject to the provisions of the Plan, and will be interpreted in accordance therewith. In the event of a discrepancy between this Award, or any other material describing this Award or the Restricted Shares awarded hereunder, and the actual terms of the Plan, the Plan will govern in all respects. A copy of the Plan is available upon request by contacting the Legal Department at the Company’s Lake Forest, Illinois office.

      IN WITNESS WHEREOF, this Award has been executed as of the Award Date set forth above.

ELOYALTY CORPORATION

By:

Kelly D. Conway
Its: President & Chief Executive Officer

A-2

Annex I

to
Restricted Stock Award

      1.  Meaning of Certain Terms. As used herein, the following terms have the meanings set forth below. “Board” means the Company’s Board of Directors. “Code” means the Internal Revenue Code of 1986, as amended. References to this “Award,” the “Restricted Shares” and “herein” are deemed to include the Restricted Stock Award and this Annex I to the Restricted Stock Award taken as a whole. This Annex I and the Restricted Stock Award are deemed to be one and the same instrument. The term “employment” shall have the meanings set forth in Section 1.4 of the Plan. Other capitalized terms used herein without definition shall have the respective meanings set forth in the Restricted Stock Award or the Plan, as appropriate.

      2.  Stock Certificates. The Company will issue certificates, or cause its transfer agent to maintain a book entry, for the Restricted Shares in the Participant’s name. The Secretary of the Company, or the Company’s transfer agent, will hold the certificates for the Restricted Shares, or such Restricted Shares will be maintained in a book entry, until the Restricted Shares are either: (i) forfeited; or (ii) vested. Any certificates that are issued for Restricted Shares will bear a legend in accordance with Section 5 hereof. The Participant’s right to receive this Award hereunder is contingent upon the Participant’s execution and delivery to the Company of all stock powers or other instruments of assignment (including a power of attorney), each endorsed in blank with a guarantee of signature if deemed necessary or appropriate by the Company, which would permit transfer to the Company of all or a portion of the Restricted Shares in the event such Restricted Shares are forfeited in whole or in part. The Company, or its transfer agent, will release the Restricted Shares, as and when provided by Section 4 hereof.

      3.  Rights as Stockholder. On and after the Award Date, and except to the extent provided in Section 8 hereof, the Participant will be entitled to all of the rights of a stockholder with respect to the Restricted Shares, including the right to vote the Restricted Shares, the right to receive dividends and other distributions payable with respect to the Restricted Shares, and the right to participate in any capital adjustment applicable to all holders of Common Stock; provided, however, that a distribution with respect to shares of Common Stock, other than a regular cash dividend, will be deposited with the Company and will be subject to the same restrictions as the Restricted Shares. If the Participant forfeits any rights he or she may have under this Award, the Participant shall, on the day following the event of forfeiture, no longer have any rights as a stockholder with respect to the forfeited portion of the Restricted Shares or any interest therein (or with respect to any Restricted Shares not then vested), and the Participant shall no longer be entitled to receive dividends on such stock or vote the Restricted Shares as of any record date occurring thereafter.

      Notwithstanding the foregoing and in consideration for the grant of the Restricted Shares, the Participant hereby agrees to irrevocably waive any right to which he or she would otherwise be entitled with respect to the Restricted Shares to participate in the Company’s public offering of rights to acquire shares of the Company’s 7% Series B Convertible Preferred Stock, all as more fully set forth in the Company’s registration statement on Form S-3 (Registration No. 333-70078), filed with the Securities and Exchange Commission on September 24, 2001.

      4.  Terms and Conditions of Distribution. The Company, or its transfer agent, will transfer the vested portion of the Restricted Shares to a brokerage account established by the Company on behalf of the Participant as soon as practicable after the Restricted Shares become vested. If the Participant dies before the Company has distributed any portion of vested Restricted Shares, the Company will transfer that portion of the vested Restricted Shares to a brokerage account established by the Company on behalf of the beneficiary designated by the Participant on a form provided by the Company for this purpose. If the Participant failed to designate a beneficiary, the Company will distribute certificates for the Restricted Shares in accordance with the Participant’s will or, if the Participant did not have a will, the Restricted Shares will be distributed in accordance with the laws of descent and distribution. The Company will distribute certificates for any undistributed portion of vested Restricted Shares no later than six months after the Participant’s death.

      The Committee may require the Participant, or the alternate recipient identified in the preceding paragraph, will be required to satisfy any potential federal, state, local or other tax withholding liability. Such

1

liability must be satisfied at the time the Restricted Shares become “substantially vested” (as defined in the regulations issued under Section 83 of the Code). In order to satisfy the withholding, the Company shall withhold whole shares of Common Stock which would otherwise be delivered having an aggregate Fair Market Value, determined as of the Tax Date in an amount necessary to satisfy the amount of applicable taxes required to be withheld; provided, however, that in the event the Participant is subject to Section 16 of the Exchange Act, the Committee may require that the method of satisfying such an obligation be in compliance with Section 16 and the rules and regulations thereunder.

      The Company will not make any distribution under this Section 4 before the first date any portion of the Restricted Shares may be distributed to the Participant without penalty or forfeiture under federal or state laws or regulations governing short swing trading of securities. In determining whether a distribution would result in such a penalty or forfeiture, the Company and the Committee may rely upon information reasonably available to them or upon representations of the Participant’s legal or personal representative.

      5.  Legend on Stock Certificates. If certificates for Restricted Shares are issued in the Participant’s name under this Award before that portion of Restricted Shares becomes vested, the certificates shall bear the following legend, or any alternate legend that counsel to the Company believes is necessary or desirable to facilitate compliance with applicable securities laws:

      “The securities represented by this Certificate No.           are subject to certain restrictions on transfer specified in the Restricted Stock Award dated as of                     , 2001, between the issuer (the “Company”) and                     , and the Company reserves the right to refuse the transfer of such securities until such conditions have been fulfilled with respect to such transfer. A copy of such conditions shall be furnished by the Company to the holder hereof upon written request and without charge.”

      The foregoing legend will be removed from the certificates evidencing the Restricted Shares after the conditions set forth in Section 4 hereof and the other vesting provisions of this Award have been satisfied.

      6.  Delivery of Certificates. Despite the provisions of Section 2 hereof, the Company is not required to issue or deliver any certificates for vested Restricted Shares if at any time the Company determines that the listing, registration or qualification of the Restricted Shares upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the delivery of the Restricted Shares thereunder, unless such listing, registration, qualification, consent, approval or other action has been effected or obtained, free of any conditions not acceptable to the Company.

      7.  No Right to Continue Employment or Service. Nothing in the Plan or this Award will be construed as creating any right in the Participant to continued employment or service with the Company, or as altering or amending the existing terms and conditions of the Participant’s employment or service.

      8.  Nontransferability. No interest of the Participant or any designated beneficiary in or under this Award will be assignable or transferable by voluntary or involuntary act or by operation of law, other than as set forth in Section 4 hereof. Distribution of Restricted Shares will be made only to the Participant; or, if the Committee has been provided with evidence acceptable to it that the Participant is legally incompetent, the Participant’s personal representative; or, if the Participant is deceased, to the designated beneficiary or other appropriate recipient in accordance with Section 4 hereof. The Committee may require personal receipts or endorsements of a Participant’s personal representative, designated beneficiary or an alternate recipient. Any effort to otherwise assign or transfer the rights under this Award will be wholly ineffective, and will be grounds for termination by the Committee of all rights of the Participant and his or her beneficiary in and under this Award.

      9.  Administration. The Compensation Committee (the “Committee”) of the Board of Directors of the Company has the authority to manage and supervise the administration of the Plan. The Participant’s rights under this Award are expressly subject to the terms and conditions of the Plan, including any required continued shareholder approval of the Plan, and to any guidelines the Committee adopts from time to time that are not inconsistent with the Plan.

2

      10.  Interpretation; Governing Law. Any interpretation by the Committee of the terms and conditions of the Plan, this Award or any guidelines adopted as described in Section 9 hereof will be final. This Award and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by the Code or the laws of the United States, will be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to the principles of conflicts of law.

      11.  Binding Effect. This Award will be binding upon and will inure to the benefit of the Company and the Participant and their respective heirs, executors, administrators, legal representatives, successors and assigns.

      12.  Amendment and Waiver. The provisions of this Award may be amended or waived only with the prior written consent of the Company and the Participant, and no course of conduct or failure or delay in enforcing the provisions of this Award will affect the validity, binding effect or enforceability of this Award.

3

ANNEX B

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      To our knowledge, the following table sets forth information regarding beneficial ownership of outstanding our common stock as of September 5, 2001, except as otherwise indicated, by: (1) each person or group that beneficially owns more than 5% of the outstanding shares of common stock; (2) each of the chief executive officer and the company’s four most highly compensated executive officers other than the chief executive officer; (3) each of our directors; and (4) all executive officers and directors as a group. The shares shown as beneficially owned by all directors and executive officers as a group include shares beneficially owned by persons who joined eLoyalty or otherwise became executive officers during fiscal 2001 prior to September 5, 2001. Except as otherwise indicated below, each owner has sole voting and investment power with respect to all shares listed as beneficially owned.

	Number of Shares of
	Common Stock
Name and Address of Beneficial Owner	Beneficially Owned(1)		Percent of Class(1)

Jay C. Hoag, Richard H. Kimball and various entities associated with Technology Crossover Ventures	7,430,440	(2)	14.41%
c/o Technology Crossover Ventures
528 Ramona Street
Palo Alto, CA 94301

Massachusetts Financial Services Company	5,554,520	(3)	10.77%
500 Boylston Street
Boston, MA 02116

GeoCapital, LLC	3,106,361	(4)	6.02%
825 Third Avenue
New York, NY 10022-7519

Kelly D. Conway	1,187,555	(1)	2.27%

Tench Coxe	2,135,090	(1)(5)	4.14%

John T. Kohler	686,419	(1)	1.32%

Michael J. Murray	453,349	(1)	*

Timothy J. Cunningham	183,704		*

Craig B. Lashmet	517,733	(1)	1.0%

N. Vaughan Thomas	256,125	(1)	*

Christopher J. Danson	221,132	(1)(6)	*

All directors and executive officers as a group (14 individuals)(1)	13,988,581	(1)	25.86%

*	Less than 1%

(1)	Includes shares of eLoyalty common stock that may be acquired within 60 days after September 5, 2001 through the exercise of stock options outstanding as of such date, as follows: Mr. Conway, 843,638 shares; Mr. Coxe, 15,416 shares; Mr. Kohler, 486,366 shares; Mr. Murray, 163,633 shares; Mr. Lashmet, 359,978 shares; Mr. Thomas, 109,375 shares; Mr. Danson, 104,850 shares (including 2,086 shares that may be acquired by his spouse through the exercise of her employee stock options); and all directors and executive officers as a group, 2,517,138 shares. With respect to each of these individuals and such group, these shares have been deemed to be outstanding in computing the percent of class in the preceding table.

(2)	Messrs. Hoag and Kimball are the two managing members of Technology Crossover Management III, L.L.C. (“TCM III”) and Technology Crossover Management IV, L.L.C. (“TCM IV”). TCM III is the managing general partner of TCV III (GP) and the sole general partner of TCV III, L.P. TCV III(Q), L.P., and TCV III Strategic Partners, L.P. (the “TCV III Funds”), and TCM IV is the sole general partner of the TCV IV, L.P. and TCV IV Strategic Partners, L.P. (the “TCV IV Funds”). Each of the TCV III and the TCV IV Funds (collectively, the “TCV Funds”) hold of record shares of eLoyalty

B-1

common stock, and TCM III and TCM IV may be deemed to have sole voting and investment power with respect to the shares of eLoyalty common stock held by the TCV III Funds and the TCV IV Funds, respectively. As a result of their position as the managing members of TCM III and TCM IV, each of Messrs. Hoag and Kimball may be deemed to have sole investment power and shared voting power over all shares of eLoyalty common stock held by the TCV Funds. All of the shares of eLoyalty common stock shown in the preceding table as beneficially owned by Messrs. Hoag and Kimball are held of record by the TCV Funds. TCM III and TCM IV and Messrs. Hoag and Kimball disclaim beneficial ownership of such securities, except to the extent of their respective pecuniary interests therein. The number of shares of eLoyalty common stock held of record by each of the TCV Funds as of September 5, 2001 are as follows: TCV III (GP), 13,736 shares; TCV III, L.P., 65,247 shares; TCV III (Q) L.P., 1,734,188 shares; TCV III Strategic Partners, L.P., 78,519 shares; TCV IV, L.P. 5,338,457 shares; and TCV IV Strategic Partners, L.P. 200,293 shares.

(3)	This information, which is not within the direct knowledge of the Company, has been derived from a Schedule 13G/ A filed with the Securities and Exchange Commission (“SEC”) on February 12, 2001 with respect to eLoyalty common stock beneficially owned as of December 31, 2000. Based on the information contained therein, Massachusetts Financial Services Company beneficially owns and has sole investment power with respect to 5,554,520 shares, some of which are also beneficially owned by certain other unnamed entities, and has sole voting power with respect to 4,737,816 shares.

(4)	This information, which is not within the direct knowledge of the Company, has been derived from a Schedule 13G filed with the SEC on March 29, 2001 with respect to eLoyalty common stock beneficially owned as of December 31, 2000. Based on the information contained therein, GeoCapital, LLC beneficially owns and has sole investment power and no voting power with respect to 3,106,361 shares of eLoyalty common stock.

(5)	Mr. Coxe is one of six Managing Directors of the general partner of each of Sutter Hill Ventures L.P., a California limited partnership, Sutter Hill Entrepreneurs Fund (AI), L.P., and Sutter Hill Entrepreneurs Fund (QP), L.P., which hold of record 2,117,369 shares, 221 shares and 560 shares, respectively, of eLoyalty common stock. In such capacity, Mr. Coxe is deemed to have shared voting and investment power over all shares of eLoyalty common stock held of record by such partnerships. Mr. Coxe disclaims beneficial ownership of such shares except to the extent of his pecuniary interest in such limited partnerships. The number of shares shown in the table also includes 1,524 shares held directly by Mr. Coxe, as to which he has sole voting and investment power.

(6)	Includes 4,347 shares of eLoyalty common stock held of record by Mr. Danson’s spouse, including 2,086 shares that may be acquired by her within 60 days following September 5, 2001 through the exercise of employee stock options outstanding as of such date. Mr. Danson disclaims beneficial ownership of such shares.

B-2